                                                                    EXHIBIT 10.5

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                             WELLCARE HOLDINGS, LLC,
                                       AND
                          WELLCARE ACQUISITION COMPANY,

                              WELL CARE HMO, INC.,
                          HEALTHEASE OF FLORIDA, INC.,
                     COMPREHENSIVE HEALTH MANAGEMENT, INC.,
                                       AND
                COMPREHENSIVE HEALTH MANAGEMENT OF FLORIDA, L.C.,

                                       AND

              THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

                            Dated as of May 17, 2002

                                TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
ARTICLE 1 PURCHASE AND SALE.............................................................................      2
         1.1      Purchase and Sale of the Shares.......................................................      2
         1.2      Purchase Price........................................................................      2
         1.3      Certain Pre-Closing Adjustments.......................................................      2
         1.4      Adjustment of Purchase Price..........................................................      4
         1.5      Closing...............................................................................      4
         1.6      Appointment of Stockholder Representative.............................................      4
         1.7      Closing Deliveries by the Stockholders and the Companies..............................      5
         1.8      Closing Deliveries by Buyer...........................................................      5
         1.9      Exemption From Registration; Blue Sky.................................................      6

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANIES..........................      6
         2.1      Organization and Qualification........................................................      6
         2.2      Authority Relative to this Agreement..................................................      6
         2.3      Capitalization........................................................................      7
         2.4      Subsidiaries; Investments.............................................................      8
         2.5      Directors and Officers................................................................      8
         2.6      No Conflicts..........................................................................      9
         2.7      Books and Records; Organizational Documents..........................................       9
         2.8      Companies' Financial Statements......................................................      10
         2.9      Absence of Changes...................................................................      10
         2.10     No Undisclosed Liabilities...........................................................      10
         2.11     Accounts Receivable..................................................................      11
         2.12     Banks and Brokerage Accounts.........................................................      11
         2.13     Capital Adequacy.....................................................................      11
         2.14     Taxes................................................................................      11
         2.15     Business Combinations................................................................      14
         2.16     Legal Proceedings....................................................................      14
         2.17     Compliance with Laws and Orders......................................................      14
         2.18     Plans; ERISA.........................................................................      15
         2.19     Permits and Approvals................................................................      18
         2.20     Real Property........................................................................      18
         2.21     Tangible Personal Property...........................................................      19
         2.22     Intellectual Property................................................................      20
         2.23     Government Healthcare Matters........................................................      20
         2.24     Commercial Subscriber Agreements.....................................................      21
         2.25     Provider Agreements..................................................................      21
         2.26     Contracts............................................................................      22
         2.27     Suppliers............................................................................      22
         2.28     Audit Reports........................................................................      23
         2.29     Membership...........................................................................      23

         2.30     Premiums.............................................................................      23
         2.31     Claims...............................................................................      23
         2.32     Insurance............................................................................      23
         2.33     Power of Attorney; Guarantees........................................................      24
         2.34     Affiliate Transactions...............................................................      24
         2.35     Employees; Labor Relations...........................................................      25
         2.36     Environmental Matters................................................................      26
         2.37     Foreign Corrupt Practices Act; Proper Business Practices.............................      28
         2.38     Takeover Statutes....................................................................      28
         2.39     Other Negotiations; Brokers; Third Party Expenses....................................      28
         2.40     Disclosure...........................................................................      28

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS...........................................      28
         3.1      Authorization........................................................................      28
         3.2      Title................................................................................      29
         3.3      Purchase Entirely for Own Account....................................................      29
         3.4      Disclosure of Information............................................................      29
         3.5      Investment Experience................................................................      29
         3.6      Restricted Securities................................................................      29
         3.7      Legends..............................................................................      29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER......................................................      30
         4.1      Organization and Qualification.......................................................      30
         4.2      Authority Relative to this Agreement.................................................      30
         4.3      Capitalization.......................................................................      30
         4.4      Issuance of the Warrant and the Buyer Shares.........................................      31
         4.5      No Conflicts.........................................................................      31
         4.6      Financing............................................................................      32
         4.7      Investment Advisors..................................................................      32
         4.8      Disclosure...........................................................................      32

ARTICLE 5 CONDUCT PRIOR TO THE CLOSING DATE............................................................      32
         5.1      Conduct of Business of the Companies.................................................      32
         5.2      Operational Consultation.............................................................      35
         5.3      Wind-Down of Commercial Business.....................................................      36
         5.4      Pre-Closing Distributions to Stockholders............................................      36

ARTICLE 6 ADDITIONAL AGREEMENTS........................................................................      36
         6.1      Access to Information................................................................      36
         6.2      Confidentiality......................................................................      37
         6.3      Public Disclosure....................................................................      37
         6.4      No Solicitation......................................................................      37
         6.5      Approvals............................................................................      38
         6.6      Notification of Certain Matters......................................................      38
         6.7      Further Assurances; Cooperation......................................................      39
         6.8      Companies' Auditors..................................................................      40
         6.9      401(k) Plan..........................................................................      40

         6.10     Takeover Statutes....................................................................      40
         6.11     Delivery of Stock Ledger, Minute Book and Assets and Properties of the Companies.....      40
         6.12     Stockholder Vote.....................................................................      41
         6.13     Company Common Stock; Releases.......................................................      41
         6.14     Consulting Agreements................................................................      41
         6.15     Employment Agreement.................................................................      41
         6.16     Resignations.........................................................................      41
         6.17     Affiliate Agreements.................................................................      41
         6.18     CHM and Comprehensive LLC............................................................      42
         6.19     Payment of Surplus Notes.............................................................      42
         6.20     Other Agreements.....................................................................      42
         6.21     Assignment of Certain Non-Admitted Assets............................................      42
         6.22     Closing of Margin Accounts...........................................................      43
         6.23     Lien Releases........................................................................      43
         6.24     Insurance Policies...................................................................      43
         6.25     Form 5500 Filings....................................................................      43
         6.26     COBRA................................................................................      43
         6.27     Transition of Office Space...........................................................      44
         6.28     Pledge Agreement.....................................................................      44

ARTICLE 7 TAX MATTERS..................................................................................      44
         7.1      Section 338(h)(10) Election..........................................................      44
         7.2      Tax Returns; Liability for Taxes.....................................................      46
         7.3      Termination of Tax Sharing Agreements................................................      47
         7.4      Conduct of Audits and Other Procedural Matters.......................................      48
         7.5      FIRPTA Compliance....................................................................      48
         7.6      Other Tax Covenants..................................................................      48

ARTICLE 8 CONDITIONS TO THE ACQUISITION................................................................      49
         8.1      Conditions to Obligations of Each Party to Effect the Acquisition....................      49
         8.2      Additional Conditions to Obligations of the Stockholders and the Companies...........      49
         8.3      Additional Conditions to the Obligations of Buyer....................................      51

ARTICLE 9 INDEMNIFICATION..............................................................................      53
         9.1      Survival.............................................................................      53
         9.2      Indemnification......................................................................      54

ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER...........................................................      58
         10.1     Termination..........................................................................      58
         10.2     Effect of Termination................................................................      59

ARTICLE 11 MISCELLANEOUS PROVISIONS....................................................................      60
         11.1     Notices..............................................................................      60
         11.2     Expenses.............................................................................      61
         11.3     Entire Agreement; Modification.......................................................      61

         11.4     Waiver...............................................................................      62
         11.5     Third Party Beneficiaries............................................................      62
         11.6     No Assignment; Binding Effect........................................................      62
         11.7     Headings.............................................................................      62
         11.8     Invalid Provisions...................................................................      62
         11.9     Governing Law........................................................................      62
         11.10    Jurisdiction; Venue..................................................................      62
         11.11    Waiver of Trial by Jury..............................................................      63
         11.12    Interpretation.......................................................................      63
         11.13    Counterparts.........................................................................      63
         11.14    Specific Performance.................................................................      63

ARTICLE 12 DEFINITIONS.................................................................................      63
         12.1     Definitions..........................................................................      63
         12.2     Construction.........................................................................      76

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A                   Purchase Price Adjustments
EXHIBIT B                   Form of Senior Subordinated Note
EXHIBIT C                   Form of Warrant Agreement
EXHIBIT D                   Form of Stockholder Release
EXHIBIT E                   Form of Consulting Agreement
EXHIBIT F                   Form of Employment Agreement
EXHIBIT G                   Form of Non-Competition Agreement
EXHIBIT H                   Form of Confidentiality Agreement
EXHIBIT I                   Form of Investor Rights Agreement
EXHIBIT J                   Form of LLC Agreement
EXHIBIT K                   Form of Opinion of Corporate Counsel to the Buyer
EXHIBIT L                   Form of Opinion of Corporate Counsel to the Companies
EXHIBIT M                   Form of Pledge Agreement

Schedule 2.1                Qualifications
Schedule 2.3(b)             Capitalization
Schedule 2.3(g)             Surplus Notes
Schedule 2.4                Subsidiaries; Investments
Schedule 2.5                Directors and Officers
Schedule 2.6                No Conflicts
Schedule 2.7                Comprehensive LLC Organizational Documents
Schedule 2.8                Financial Statements
Schedule 2.9                Absence of Changes
Schedule 2.12               Banks and Brokerage Accounts
Schedule 2.13               Capital Adequacy
Schedule 2.14               Taxes
Schedule 2.15               Business Combinations
Schedule 2.16(a)            Legal Proceedings
Schedule 2.16(b)            Threatened Actions and Legal Proceedings
Schedule 2.17               Compliance with Law and Orders
Schedule 2.18               Plans; ERISA
Schedule 2.19               Permits and Appeals
Schedule 2.20(a)            Leased Real Property
Schedule 2.20(b)            Owned Real Property
Schedule 2.21               Tangible Personal Property; Motor Vehicles
Schedule 2.22               Intellectual Property
Schedule 2.23(a)            Certain Government Contracts
Schedule 2.23(b)            Government Healthcare Matters
Schedule 2.24               Subscriber Agreements
Schedule 2.25               Provider Agreements
Schedule 2.26(a)            Contracts
Schedule 2.26(c)            Certain Contracts
Schedule 2.27               Suppliers
Schedule 2.28               Audit Reports

Schedule 2.29               Membership
Schedule 2.30               Premiums
Schedule 2.31               Claims
Schedule 2.32(a)            Insurance
Schedule 2.32(b)            Insurance Claims
Schedule 2.33               Powers of Attorney; Guarantees
Schedule 2.34               Affiliate Transactions
Schedule 2.35(b)            Employee; Labor Relations
Schedule 2.35(c)            Employee Claims
Schedule 2.35(d)            Policies, Handbooks and Manuals
Schedule 2.39               Brokers
Schedule 4.3                Capitalization
Schedule 4.6                Commitment Letter
Schedule 5.1                Conduct Prior to the Closing Date
Schedule 6.21(b)            Certain Provider Advances
Schedule 6.22               Comprehensive LLC Margin Accounts

                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT is made and entered into as of May 17, 2002, by and among WellCare Holdings, LLC, a Delaware limited liability company ("Parent"); WellCare Acquisition Company, a Delaware corporation (the "Buyer"); the stockholders of the Companies listed on the signature page hereto, each of whom is a resident of the State of Florida (each, a "Stockholder" and collectively, the "Stockholders"); and Well Care HMO, Inc., a Florida corporation ("Well Care HMO"), HealthEase of Florida, Inc., a Florida corporation ("HealthEase"), Comprehensive Health Management, Inc., a Florida corporation ("CHM") and Comprehensive Health Management of Florida, L.C., a Florida limited liability company ("Comprehensive LLC"). Each of Well Care HMO, HealthEase, CHM and Comprehensive LLC are sometimes referred to in this Agreement individually as a "Company" and collectively as the "Companies." Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 12 hereof or Exhibit A attached hereto.

                                    RECITALS

         A. Each of (i) the Boards of Directors of each of Well Care HMO, HealthEase and CHM, (ii) the managers of Comprehensive LLC and (iii) the Stockholders believes it is in their respective best interests that Buyer acquire the Companies through the acquisition of all of the outstanding Equity Securities of the Companies (the "Acquisition") and, in furtherance thereof, have approved this Agreement and the transactions contemplated hereby.

         B. The Stockholders own collectively all of the outstanding Equity Securities of the Companies.

         C. The Stockholders own collectively a majority of the outstanding Equity Securities of The WellCare Management Group, Inc., a publicly-traded New York corporation ("WCMG"). WCMG owns all of the outstanding Equity Securities of Well Care of New York, Inc., a New York corporation ("WCNY"), and WCNY owns all of the outstanding Equity Securities of FirstChoice HealthPlans of Connecticut, Inc., a Connecticut corporation ("FirstChoice").

         D. Concurrently with the execution of this Agreement, WCMG, Buyer and a wholly-owned subsidiary of Buyer have entered into the WCMG Acquisition Agreement, which provides, among other things, for the acquisition of WCMG by Buyer. It is a condition precedent to the obligations to consummate the Acquisition of both Buyer, on the one hand, and the Stockholders and the Companies, on the other hand, that Buyer acquire WCMG pursuant to the terms of the WCMG Acquisition Agreement, and the WCMG Acquisition Agreement requires the transactions contemplated hereby to be consummated as a condition precedent to Buyer's and WCMG's respective obligations to consummate the acquisition of WCMG pursuant to the WCMG Acquisition Agreement.

         E. The Companies, Buyer and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

         NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE 1
                                PURCHASE AND SALE

         1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stockholders shall sell and deliver to Buyer, and Buyer shall purchase and accept from the Stockholders, the Shares, free and clear of any Liens. Buyer shall be entitled to assign its rights under this Agreement to a wholly-owned Subsidiary of Buyer, in which case, notwithstanding anything to the contrary herein, the Stockholders shall, upon written notice from Buyer prior to the Closing, sell and deliver the Shares, free and clear of any Liens, to such Subsidiary as the purchaser of the Shares, and Buyer shall not acquire the Shares. Any such assignment shall not relieve Buyer of its obligations hereunder or affect the consideration payable to the Stockholders hereunder.

         1.2 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be as follows, subject to adjustment as set forth herein:

                  (a) a payment to the Stockholders (to the account or accounts designated by the Stockholder Representative pursuant to Section 1.8(a)), in the aggregate amount of $50,000,000 in immediately available funds (the "Cash Consideration"), which shall be reduced (i) to the extent set forth in Section 1.3(b) and (ii) to the extent necessary to satisfy Buyer's obligations set forth in Section 6.19;

                  (b) a promissory note payable to the Stockholder Representative, or such entity as may be designated by the Stockholder Representative, on behalf of the Stockholders, in substantially the form attached hereto as Exhibit B (the "Senior Subordinated Note"), having an aggregate initial principal amount of $53,000,000 (the "Initial Principal Amount"), which amount shall be adjusted by the Purchase Price Adjustments, as provided in Section 1.4 below; and

                  (c) the transfer to the Stockholder Representative, or such entity as may be designated by the Stockholder Representative, on behalf of the Stockholders, of warrants (the "Warrants"), to purchase an aggregate of 6,861.111 Class B Common Units of Parent, which Warrants will be as set forth in the Equity and Warrant Agreement to be entered into between Parent and the Stockholders in substantially the form of Exhibit C attached hereto (the "Warrant Agreement") and which Warrants the parties agree have a value of $250,000.

         1.3      Certain Pre-Closing Adjustments.

                  (a) Closing Date Balance Sheets. At least 20 days prior to the Closing Date, the Stockholders shall deliver to Buyer the Companies' Good Faith Estimate of the balance sheet for each of the Companies as of the Closing Date (each, an "Estimated Closing Date Balance Sheet" and collectively the "Estimated Closing Date Balance Sheets"). The Estimated Closing Date Balance Sheets shall (i) in the case of Well Care HMO, record the establishment prior to the

Closing of premium deficiency reserves with respect to all operating losses anticipated for the Commercial Lines of Business for the period from the Closing Date through December 31, 2003, in accordance with the Applicable Accounting Principles, (ii) in the case of Well Care HMO and HealthEase, record the establishment of a loss adjustment expense reserve in an amount equal to 1.5% of all unpaid claims of such entities, (iii) show a minimum Net Worth Amount for CHM of not less than $1,000,000, (iv) be prepared in accordance with all NAIC standards and the Applicable Accounting Principles (in each case, without special consideration from any Governmental or Regulatory Authority, but taking into account the role of Comprehensive LLC as a valid guarantying organization under Section 409.912(4) of the Florida Statutes with respect to the Medicaid Contracts held by Well Care HMO and HealthEase), (v) fully comply with all Laws applicable to the adequacy and maintenance of Statutory Surplus (items (iii) through (v) collectively, the "Minimum Capital Requirements") and (vi) comply with all applicable Laws in all material respects. In the event that the Companies' Good Faith Estimate of the Estimated Closing Balance Sheets does not reflect the full satisfaction of the Minimum Capital Requirements, then the Stockholders shall, prior to the Closing, take all actions as may be necessary to fully cure any shortfall in the Minimum Capital Requirements, as may be reflected in the Companies' Good Faith Estimate of the Estimated Closing Date Balance Sheets, including, without limitation, by making appropriate contributions of capital to the Companies or by agreeing to a reduction in the Cash Consideration. In the event that Buyer shall object to any of the Estimated Closing Date Balance Sheets initially delivered by the Stockholders, or if Buyer and the Stockholders are unable to agree as to whether the Estimated Closing Date Balance Sheets fully satisfy the Minimum Capital Requirements, Buyer and the Stockholders shall negotiate in good faith and attempt to agree upon appropriate adjustments to the Estimated Closing Date Balance Sheets, including adjustments necessary to fully satisfy the Minimum Capital Requirements (in which case the mutually agreed upon Estimated Closing Date Balance Sheets shall be the Estimated Closing Date Balance Sheets for all purposes under this Agreement). In the event that Buyer and the Stockholders are unable to agree upon any aspect of the Estimated Closing Date Balance Sheets, then (i) Buyer shall retain all rights provided under this Agreement including, without limitation, Buyer's right to terminate this Agreement pursuant to Section 10.1(d)(ii), (ii) Buyer may waive the closing condition set forth in Section 8.3(m), and the Estimated Closing Date Balance Sheets as initially delivered by the Stockholders shall be the Estimated Closing Date Balance Sheets for all purposes under this Agreement, and (iii) neither any failure by Buyer to object nor any agreement by the parties as to adjustments to the Estimated Closing Date Balance Sheets or the amount of any shortfall in the Minimum Capital Requirements shall be deemed to be or construed as a waiver of any of Buyer's rights with respect to the calculation or determination of any Purchase Price Adjustment (including any component, portion or adjustment thereof) pursuant to Exhibit A.

                  (b) CHM Capital Adjustments. In the event that the CHM Cash Amount is less than $1,000,000, the Cash Consideration payable at the Closing shall be reduced by the difference between the CHM Cash Amount and $1,000,000 (such difference, the "Cash Shortfall Amount"). In addition, in the event that the CHM Working Capital Amount is a negative number, the Cash Consideration payable at the Closing shall be reduced by the CHM Working Capital Amount (the amount of such reduction, the "CHM Working Capital Adjustment Amount").

                  (c) Notwithstanding anything to the contrary contained in this Agreement (including Exhibit A), (i) no Indebtedness of WCMG, WCNY or FirstChoice owed to any other Company shall be included in the assets of such Company for the purpose of calculating any Purchase Price Adjustment (including any component, portion or adjustment thereof) or the CHM Working Capital Amount and (ii) no Indebtedness of any Consolidated Entity shall be included in the assets of CHM for purposes of calculating the CHM Net Worth Amount.

         1.4      Adjustment of Purchase Price. The Purchase Price set forth in
Section 1.2 shall be adjusted as provided in Section 1.3, this Section 1.4 and in Exhibit A. The Purchase Price shall be adjusted by each of First Purchase Price Adjustment and the Second Purchase Price Adjustment, in each case as such Purchase Price Adjustment is finally determined as provided in Exhibit A. The aggregate of the First Purchase Price Adjustment and the Second Purchase Price Adjustment shall be the "Final Purchase Price Adjustment." Any adjustments to the Purchase Price by virtue of the First Purchase Price Adjustment or the Second Purchase Price Adjustment shall be made solely by means of an adjustment to, and in the manner provided in, the Senior Subordinated Note and shall not constitute, result in, or serve as a basis for an Indemnifiable Loss. Each of the First Purchase Price Adjustment and the Second Purchase Price Adjustment shall be calculated as provided in Exhibit A. The Purchase Price, as so modified by the Final Purchase Price Adjustment, shall be the final Purchase Price for all purposes under this Agreement.

         1.5 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, New York, New York 10019 at 10:00 A.M. New York time on the later to occur of (i) July 31, 2002 or (ii) the last Business Day of the calendar month in which all of the conditions to the obligations of the parties set forth in Article 8 shall have been satisfied or waived, or at such other place or at such other time or on such other date as Buyer and the Stockholders may mutually agree upon in writing (the day on which the Closing actually takes place being the "Closing Date").

         1.6 Appointment of Stockholder Representative. Each of the Stockholders hereby appoints Kiran C. Patel, M.D. (the "Stockholder Representative") as agent and representative with full discretion to act on behalf of each of the Stockholders for all purposes described herein and with respect to the Note, and the Stockholder Representative hereby accepts such appointment and agrees to act in such capacity. Each Stockholder hereby releases Buyer, and agrees to indemnify and hold harmless Buyer, from any claims such Stockholder may have against the Stockholder Representative. In addition to the foregoing, each Stockholder, by his execution of this Agreement, hereby constitutes and appoints the Stockholder Representative his true and lawful attorney in fact, with full power in his name and on his behalf:

                  (a) to receive, on behalf of the Stockholders, the closing deliveries from Buyer at the Closing pursuant to Section 1.8, to give Buyer a receipt therefor on behalf of the Stockholders, and to hold such deliveries subject to the terms hereof and the instructions of each Stockholder with respect to the ultimate distribution thereof;

                  (b) to act on each Stockholder's behalf according to the terms of this Agreement, including, without limitation, the power to (i) contest or acquiesce in the determination of the Purchase Price in accordance with Section 1.4 and Exhibit A, (ii) agree to amend this Agreement, or to terminate this Agreement in accordance with Section 10.1, (iii) waive compliance with conditions precedent to the Stockholders' and the Companies' obligations set forth in Article 8 or any other provision of this Agreement pursuant to Section 11.4, (iv) consent to the assignment of rights under this Agreement in accordance with Section 11.6,
(vi) give and receive notices on behalf of all the Stockholders, and (vii) act on the Stockholders' behalf in connection with any matter as to which the Stockholders jointly and severally are an "Indemnified Party" or "Indemnifying Party" under Article 9, all in the sole and absolute discretion of the Stockholder Representative; and

                  (c) in general, to do all things and to perform all acts, including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated or required in connection with this Agreement.

         This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Stockholders and the Buyer and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event. Each Stockholder agrees to hold the Stockholder Representative harmless from any and all loss, damage or liability which they, or any one of them, may sustain as a result of any action taken in good faith hereunder.

         1.7 Closing Deliveries by the Stockholders and the Companies. At the Closing, the Stockholders shall deliver or cause to be delivered to Buyer:

                  (a) stock certificates and/or certificates representing membership interests, as applicable, evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form satisfactory to Buyer and with all required stock transfer tax stamps affixed;

                  (b) receipts for the portion of the Purchase Price payable at the Closing, duly executed by the Stockholders; and

                  (c) each of the Ancillary Agreements required to be signed by any Stockholder or any Company, duly executed by each such Stockholder and/or Company, as applicable, together with each of the opinions, certificates and other documents required to be delivered by the Stockholders or the Companies pursuant to Article 8.

         1.8 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to the Stockholder Representative, on behalf of the Stockholders:

                  (a) the Cash Consideration, by wire transfer in immediately available funds to such account or accounts as the Stockholder Representative shall designate to Buyer in writing prior to the Closing;

                  (b)      the Senior Subordinated Note;

                  (c)      the Warrant Agreement;

                  (d)      the Pledge Agreement; and

                  (e) each of the Ancillary Agreements required to be signed by Buyer, duly executed by Buyer, together with each of the opinions, certificates and other documents required to be delivered by Buyer pursuant to
Article 8.

         1.9 Exemption From Registration; Blue Sky. The Buyer, the Companies and the Stockholders intend that the Warrant and the Senior Subordinated Note to be issued pursuant to Section 1.2 will be issued in a transaction exempt from (a) the registration requirements under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), by reason of Section 4(2) of the Securities Act and SEC rules and regulations promulgated thereunder and (b) the registration and qualification requirements of applicable state securities laws.

                                   ARTICLE 2
           REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE
                                   COMPANIES

         The Stockholders and the Companies hereby jointly and severally represent and warrant to Buyer as follows:

         2.1 Organization and Qualification. Each Company (other than Comprehensive LLC) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Comprehensive LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. The Companies have full corporate power (or, in the case of Comprehensive LLC, all other requisite power) and authority to conduct their businesses as now conducted and as currently proposed to be conducted and to own, use, license and lease their Assets and Properties. Each Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation (or, with respect to Comprehensive LLC, limited liability company) in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.
Schedule 2.1 sets forth separately for each Company each jurisdiction where such Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which such Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

         2.2      Authority Relative to this Agreement.

                  (a) Each Company has full corporate power (or, in the case of Comprehensive LLC, all other requisite power) and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Company's Board of Directors (other than Comprehensive LLC) has approved this Agreement. The managers and members of Comprehensive LLC have taken such actions as they are required to take in order to approve this Agreement under Comprehensive LLC's articles of organization and Operating Agreement. The execution and delivery by each Company of this Agreement and the Ancillary Agreements to which such Company is a party and the consummation by such Company of the transactions contemplated hereby and thereby, and the performance by each Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by such Company's Board of Directors, in the case of all Companies other than Comprehensive LLC, and, in the case of Comprehensive LLC, by its managers and members, and no other action on the part of the Board of Directors or managers and members of such Companies is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Company is a party and the consummation by such Company of the transactions contemplated hereby and thereby.

                  (b) This Agreement and the Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by each Company which is a party thereto and, assuming the due authorization, execution and delivery hereof by Buyer, as applicable, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of such Company enforceable against such Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         2.3      Capitalization.

                  (a)      (i)      The authorized capital stock of Well Care
HMO consists only of 10,000,000 shares of Common Stock, $0.01 par value per share (the "Well Care Common Stock"), of which 5,275,312.5 shares are issued and outstanding. All of the issued and outstanding shares of Well Care Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of Well Care Common Stock are held in treasury or are reserved for issuance.

                           (ii)     The authorized capital stock of HealthEase
consists only of 10,000 shares of Common Stock, $0.01 par value per share (the "HealthEase Common Stock"), of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of HealthEase Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of HealthEase Common Stock are held in treasury or are reserved for issuance.

                           (iii)    The authorized capital stock of CHM consists
only of 10,000 shares of Common Stock, $0.01 par value per share (the "CHM Common Stock"), of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of CHM Common Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. No shares of CHM Common Stock are held in treasury or are reserved for issuance.

                           (iv)     All of the issued and outstanding membership
interests of Comprehensive LLC (the "Comprehensive LLC Units") are validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable federal, state and foreign securities laws. No Comprehensive LLC Units are held in treasury or are reserved for issuance.

                  (b) The Stockholders collectively constitute all of the holders of all issued and outstanding Equity Securities of each Company, the Shares collectively comprise one hundred percent (100%) of the outstanding Equity Securities of the Companies and no Equity Securities of any Company are held on behalf of any Person except the Stockholder indicated as the owner on the face of the certificates representing such Equity Securities. Schedule 2.3(b) lists the name and state of residence of each holder of Well Care Common Stock, HealthEase Common Stock, CHM Common Stock and Comprehensive LLC Units, and the number of shares of each such security held by (or, in the case of Comprehensive LLC, the percentage membership interest of) such holders.

                  (c) None of the Equity Securities issued by any of the Companies are subject to a repurchase option on the part of any Company.

                  (d) There are no outstanding Options or agreements, arrangements or understandings to which any Company is a party (written or oral) to issue any Options or other Equity Securities with respect to any Company.

                  (e) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of any Company's Equity Securities created by statute, the articles of incorporation or by-laws (or, in the case of Comprehensive LLC, the articles of organization or Operating Agreement) of any Company, or an agreement or other arrangement to which any Company is a party (written or oral) or to which any Company is bound and there are no agreements, arrangements or understandings to which any Company is a party (written or oral) pursuant to which any Company has the right to elect to satisfy any Liability by issuing Equity Securities.

                  (f) No Company is a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Equity Securities of any Company, including without limitation any voting trust agreement or proxy.

                  (g) Schedule 2.3(g) sets forth a schedule of all surplus notes to which any Company is a party, the principal amount of such surplus notes, and any other parties to such surplus notes (such notes the "Surplus Notes"), and identifying those Surplus Notes as to which no Person other than the Companies is a party (the "Inter-Company Notes"). Except for the Surplus Notes and as set forth in Schedule 2.3(h), no debt securities or other Indebtedness of any Company are issued and outstanding.

         2.4 Subsidiaries; Investments. Except as set forth in Schedule 2.4, none of the Companies have, and for the past five years no Company has had, Subsidiaries and no Company holds, and in the past five years no Company has held, any equity, membership, partnership, joint venture or other ownership interest in any Person.

         2.5 Directors and Officers. The name of each director and officer of each Company (except Comprehensive LLC) and the name of each manager and member of Comprehensive LLC, on the date hereof, and his or her position with such Company, are listed on Schedule 2.5.

         2.6 No Conflicts. The execution and delivery by the Companies and the Stockholders of this Agreement and the Ancillary Agreements to which the Companies or the Stockholders are parties does not, and the performance by the Companies and the Stockholders of their respective obligations under this Agreement and the Ancillary Agreements to which the Companies or the Stockholders are parties and the consummation of the transactions contemplated hereby and thereby do not and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the respective articles of incorporation, bylaws, articles of organization or Operating Agreement of any Company;

                  (b) subject to (i) making such filings and giving such notices as may be required under the HSR Act and by the Center for Medicare and Medicaid Services and (ii) making such filings and obtaining such Approvals as may be required by the DOI and AHCA, conflict with or result in a violation or breach of any Law or Order applicable to any Company or any of the Assets and Properties of any Company; or

                  (c) except as disclosed in Schedule 2.6, (i) conflict with or result in a material violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require any Company to obtain any Approval or action of, make any filing with or give any notice to any Person under, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any Company or any of the Assets and Properties of any Company under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which any Company is a party or by which any Company's Assets and Properties are bound.

         2.7 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of each Company have been provided or made available to Buyer or its counsel prior to the execution of this Agreement, are complete and correct in all material respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the Board of Directors of each Company (or, with respect to Comprehensive LLC, the members and managers) from the date of each Company's formation or incorporation, as the case may be, through the date hereof. Each Company other than Comprehensive LLC has, prior to the execution of this Agreement, delivered to Buyer true and complete copies of its articles of incorporation and by-laws, both as amended through the date hereof. True and complete copies of the articles of organization and Operating Agreement of Comprehensive LLC, in each case as amended through the date hereof, are attached hereto as Schedule 2.7. Comprehensive LLC is not in violation of its articles of organization or Operating Agreement, and no other Company is in violation of any provisions of its respective articles of incorporation or bylaws.

         2.8 Companies' Financial Statements. Attached to Schedule 2.8 are true and complete copies of the Companies' Financials. The Companies' Financials
(a) present fairly and accurately in all material respects the financial condition, results of operations and cash flows of each Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance, and except that the Interim Financial Statements may not contain footnotes and (b) are consistent with the books and records of the Companies (which books and records are accurate and complete in all material respects). The financial statements of each of Well Care HMO and HealthEase included as part of the Audited Financial Statements (collectively, the "Companies' SAP Financials") were prepared in accordance with SAP. The Companies' SAP Financials present fairly, in all material respects and in accordance with SAP, the assets, liabilities and Statutory Surplus of each of Well Care HMO and HealthEase. The Companies' Financials (other than the Companies' SAP Financials) (collectively, the "Companies' GAAP Financials") were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes attached thereto, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Interim Financial Statements may not contain footnotes). Except as set forth in Schedule 2.8, since January 1, 1999, there have been no changes in any accounting policies, principles, methods or practices, including any such change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) or Statutory Surplus of any Company. Comprehensive LLC has total assets (as determined in accordance with GAAP) in excess of $50,000,000, and its total liabilities (as determined in accordance with GAAP) do not exceed its total assets (as determined in accordance with GAAP). To the knowledge of the Companies and the Stockholders, there are no adjustments or material unadjusted differences required to be made in the Companies' Financials.

         2.9 Absence of Changes. Since the Interim Financial Statement Date, except as set forth in Schedule 2.9, (a) there has not been any Material Adverse Change, (b) there has been no material amendment or non-renewal of any of the Approvals held by or granted to any Company, and each Company has used commercially reasonable efforts to maintain such Approvals, (c) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of any Company or the Companies as a whole in an amount exceeding $50,000, individually or in the aggregate and (d) none of the Companies or Stockholders has taken, or permitted to be taken, any action which, if proposed to be taken on or after the date of this Agreement, would require the consent of Buyer pursuant to Section 5.1, other than any action of the types described in subsections (c), (p), (u) or (v) of Section 5.1.

         2.10 No Undisclosed Liabilities. Except as recorded or reserved against in the Companies' Financials (including the notes thereto), there are no Liabilities of, relating to or affecting any Company or any of the Assets and Properties of any Company, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Interim Financial Statement Date.

         2.11 Accounts Receivable. All accounts and notes receivable of the Companies reflected on the Interim Financial Statements or incurred in the normal course of business since the date thereof (a) arose from bona fide transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) except as disclosed in Schedule 2.30, are not subject to any valid set-off or counterclaim, (d) except as disclosed in Schedule 2.30, do not represent obligations subject to approval, rebate or any other repurchase or return arrangement and (e) to the knowledge of the Companies and the Stockholders, are good and collectible (net of any reserves for doubtful accounts shown on the applicable Interim Financial Statements), without resort to litigation or extraordinary collection activity, in accordance with the terms thereof.

         2.12 Banks and Brokerage Accounts. Schedule 2.12 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which each Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of each Company having signatory power with respect thereto and
(c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, representing each such Investment Asset, the maturity date, if any, of each such Investment Asset, and any stock or bond powers or other authority for transfer granted with respect thereto.

         2.13 Capital Adequacy. Except as set forth on Schedule 2.13, each of the Companies is in full compliance with all Laws applicable to the adequacy and maintenance of its Statutory Surplus. Neither CHM nor Comprehensive LLC has any Indebtedness other than as disclosed in the Interim Financial Statements.

         2.14     Taxes.

                  (a) All Tax Returns, excluding Form 5500 Reports, required to have been filed on or prior to the Closing Date with respect to any Pre-closing Period by or with respect to any Company or any affiliated, consolidated, combined, unitary or similar group of which any Company is or was a member on or prior to the Closing Date (a "Relevant Group") have been duly and timely filed (including any extensions). All such Tax Returns are true, complete and correct in all material respects (including with respect to the adoption and application of all tax accounting methods utilized for each Taxable period by each of the Companies, including, without limitation, the methods of accounting for loss reserves, reserves for incurred but not reported losses, loss adjustment expense reserves and unearned premium reserves). All Taxes due and payable by each Company or any member of a Relevant Group, including withholding Taxes, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, for periods (or portions of periods) through the Interim Financial Statement Date, have been paid or accrued on the balance sheet included in the Interim Financial Statements.

                  (b) No Company (or any member of a Relevant Group) has incurred any material liability for Taxes in the periods (or portions of periods) after the Interim Financial Statement Date. The unpaid Taxes of each Company (i) did not, as of the most recent fiscal month end, exceed the amount the reserve for Liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) or Other Tax set forth on the face of the balance sheet included in the Interim Financial Statements and (ii) will not exceed the amount of such reserve as adjusted for operations and transactions in the ordinary course of business through the Closing Date.

                  (c) No Company is a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which any Company or any member of any Relevant Group does not file Tax Returns that any Company or such member is or may be subject to taxation by that jurisdiction.

                  (d) No Company or Stockholder has knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any Relevant Group for any past period. There is no dispute or claim concerning any Tax Liability of any Company either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which any Company is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of any Company other than Liens for Taxes not yet due. Schedule 2.14 indicates those Tax Returns, if any, of any Company and each member of any Relevant Group that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of any Company and each member of any Relevant Group that currently are the subject of audit or examination. Each Company has delivered to Buyer complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, such Company and each member of any Relevant Group since the fiscal year ended December 31, 1998.

                  (e) There are no outstanding agreements or waivers extending the statute of limitations period applicable to any Tax Returns required to be filed by, or which include or are treated as including, any Company, which period (after giving effect to such agreement or waiver) has not yet expired.

                  (f) No Company has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

                  (g) No Company has liability for the Taxes of any Person other than such Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

                  (h) No Company (i) has agreed to make nor is required to make any adjustment in taxable income for any period ending after the Closing Date under Section 481 of the Internal Revenue Code by reason of a change in accounting method or (ii) is a "consenting corporation" within the meaning of
Section 341(f)(1) of the Internal Revenue Code.

                  (i) No Company (i) is a party to or bound by any obligations under any tax sharing agreement, tax allocation agreement, tax indemnity agreement or similar Contract, or (ii) is obligated under any Contract to afford any other Person the benefits of any net operating losses, charitable deductions or other Tax credits, or to permit the transfer of any revenues, receipts or gains to such Company from any Third Party.

                  (j) No Company is involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

                  (k) No Company was included and no Company is includible in the Tax Return of any Relevant Group with any corporation other than such a return of which any Company is the common parent corporation.

                  (l) No Company has made any payments, is obligated to make any payments, or is a party to any Contract covering any current or former employee or consultant of Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the Treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

                  (m) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of any Company under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code, (iii) Section 384 of the Internal Revenue Code, and (iv) Section 1502 of the Internal Revenue Code and Treasury regulations promulgated thereunder.

                  (n) All material elections with respect to Income Taxes affecting any Company are set forth in Schedule 2.14.

                  (o) No Company is nor has any Company ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

                  (p) Well Care HMO, CHM and HealthEase have each duly elected to be treated and has been qualified as an "S corporation" under the Internal Revenue Code (and for all pertinent state tax purposes) for each taxable year (i) in the case of CHM and HealthEase, since the formation of such entities and (ii) in the case of Well Care HMO, since January 1, 1996, and currently so qualifies. None of such entities has ever been an "insurance company subject to tax under subchapter L" within the meaning of Section 1361(b)(2)(B) of the Internal Revenue Code. None of such entities nor any Stockholder shall take any action prior to Closing which shall disqualify such entities as S corporations.

                  (q) Comprehensive LLC has been treated as a partnership for federal and all pertinent state income tax purposes at all times during its existence. Neither Comprehensive LLC nor any Stockholder shall take any action prior to Closing which shall disqualify Comprehensive LLC from partnership treatment for tax purposes.

         2.15 Business Combinations. Except as set forth in Schedule 2.15, none of the Companies have, for the five years preceding the date of this Agreement, acquired financial, voting, or other control of any other business, whether by Business Combination or other means (each such transaction individually a "Company Acquisition" and collectively "Company Acquisitions").
Schedule 2.15 sets forth, with respect to each Company Acquisition, the terms of any and all non-competition agreements with the sellers in such transactions and the terms of any existing payment obligations by any Company with respect to such transactions, whether contingent or otherwise.

         2.16     Legal Proceedings.

                  (a)      Except as set forth in Schedule 2.16(a):

                           (i)      there are no Actions or Proceedings pending
or, to the knowledge of the Companies and the Stockholders, threatened against, relating to or affecting any Company or the Assets or Properties of any Company;

                           (ii)     there are no Actions or Proceedings
initiated by any Company or any Affiliate of any Company;

                           (iii)    there are no facts or circumstances known to
any Company or Stockholder that such Company or Stockholder reasonably expects to give rise to any Action or Proceeding by or against, relating to or affecting any Company; and

                           (iv)     no Company or Stockholder has received
notice, and no Company or Stockholder otherwise has knowledge, of any Orders outstanding against any Company.

                  (b) Prior to the execution of this Agreement, each Company has, and all of the Companies as a consolidated group have, delivered to Buyer all responses of counsel for each Company to all auditor's requests for information for the preceding three years (together with any of the Companies as a consolidated group provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting any Company. Schedule 2.16(b) sets forth all Actions or Proceedings since January 1, 2000, relating to or affecting, or, to the knowledge of the Companies and the Stockholders, threatened against, any Company or any of the Assets and Properties of such Company that involve claims in excess of $100,000 or that seek injunctive or some other form of non-monetary relief against any of the Companies.

         2.17     Compliance with Laws and Orders. Except as set forth on
Schedule 2.17, (a) no Company, (b) no corporate director, corporate officer or Affiliate of any Company, (c) no manager or member of Comprehensive LLC and (d) to the knowledge of the Companies and the Stockholders, no agent or employee of any Company, has, since January 1, 2000, violated in any material respect, or is currently in default or violation in any material respect under, any Law or Order applicable to such Company or to any of its Assets and Properties, including but not limited to payment of assessments under the Florida Health Maintenance Organization Consumer Assistance Plan, the Rehabilitative Administrative Expense Fund (as codified in Section 641.227 of the Florida Statutes) and the Florida Health Maintenance Organization Consumer Assistance Plan (as codified in Section 641.228 of the Florida Statutes), and no

Company or Stockholder has knowledge of any claim of material violation, or of any actual material violation, of any such Laws and Orders by such Company since January 1, 2000.

         2.18     Plans; ERISA

                  (a) Except as disclosed on Schedule 2.18, (i) none of the Companies currently maintains or sponsors, or makes or is required to make contributions to, any Plans, (ii) none of such Company Plans is a "multi-employer plan", as defined in Section 3(37) of ERISA, (iii) none of such Company Plans is a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of such Company Plans provides post-retirement medical or health benefits (other than COBRA continuation coverage as required by federal law or similar state insurance law), (v) none of such Company Plans is a "welfare benefit fund," as defined in Section 419(e) of the Internal Revenue Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Internal Revenue Code, (vi) none of the Companies is a party to any collective bargaining agreement, and (vii) none of the Companies has announced or otherwise made any commitment to create or amend any Plan, other than amendments to any qualified retirement plan as needed to retain such plan's qualified status. Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans (A) as to which Buyer will be required to make any contributions or with respect to which Buyer shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of any Company or on behalf of any other person, after the Closing, except contributions or liabilities disclosed on the Companies' Financials with respect to such Plans that Buyer continues after the Closing, or (B) which Buyer or any Subsidiary will not be able to terminate immediately after the Closing in accordance with their terms and ERISA. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities of the Companies with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by any Company or any of their respective ERISA Affiliates. With respect to each Plan currently maintained by the Companies, each Company has delivered to Buyer true and complete copies of: (I) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (II) the currently effective Summary Plan Description pertaining to each of such Plans, (III) all annual reports for each of such Plans (including all related schedules) filed with respect to the last three plan years for which a filing is due, (IV) the most recently filed PBGC Form 1 (if applicable), (V) the most recent IRS determination letter, opinion, notification or advisory letter (as the case may be) for each such Plan which is intended to constitute a qualified plan under
Section 401 of the Internal Revenue Code, and (VI) for each funded Plan, financial statements consisting of (a) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (b) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

                  (b) The present value of all accrued benefits under any Company Plan or ERISA Affiliate Plan subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Plans allocated to such accrued benefits, determined on an ongoing basis and based upon the applicable provisions of the Internal Revenue Code and ERISA, and each such Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. With respect to each Company Plan or ERISA Affiliate Plan that is subject to Title IV of ERISA, (i) no amount is due or owing from any Company or any of its ERISA Affiliates to the PBGC or to any "multi-employer Plan" as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated within the last six years other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of any Company Plan or ERISA Affiliate Plan at or prior to the Closing, shall not result in any such withdrawal or other liability with respect to any Company under any applicable Laws.

                  (c) None of the Companies is subject to any material liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Internal Revenue Code, and neither any Company nor any Stockholder has any knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty, including but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws. Each Plan maintained by any Company which is required to comply with the provisions of Section 4980C of the Internal Revenue Code, or with the requirements referred to in Section 4980D of the Internal Revenue Code, has complied in all material respects. No event has occurred which could subject any Company Plan to tax under Section 511 of the Internal Revenue Code. None of the Company Plans or ERISA Affiliate Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event", as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans within the prior six years nor has any notice of intent to terminate been filed or given with respect to any such Plan within the prior six years. Within the last six years, there has been no (i) withdrawal by any Company or any ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by any Company or any ERISA Affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in
Section 4062(f) of ERISA. Neither any Company, nor any of ERISA Affiliate, nor any other organization of which any of them are a successor or parent corporation as defined in Section 4069(b) of ERISA, have engaged in any transaction described in Section 4069(a) of ERISA.

                  (d) None of the current Company Plans or ERISA Affiliate Plans nor any trust created thereunder has any "accumulated funding deficiency" as such term is defined in Section 412 of the Internal Revenue Code, whether or not waived, as of the most recently completed plan year of such Plan, and no condition has occurred or exists which by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Furthermore, neither any Company nor any ERISA Affiliates has any unfunded liability under ERISA in respect of any of the Company Plans or ERISA Affiliate Plans. Each of the Company Plans which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination and make any amendments necessary to obtain a favorable determination as to the qualification of each such Plan. All of the Company Plans have been administered and maintained in substantial compliance with their terms, ERISA, the Internal Revenue Code and all other applicable Laws. All contributions required to be made to each of the Company Plans under the terms of that Plan, ERISA, the Internal Revenue Code or any other applicable Laws have been timely made. Each Company Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Internal Revenue Code is in material compliance with such requirements. There are no Liens against the property of any Company or any ERISA Affiliate under Section 412(n) of the Internal Revenue Code or Sections 302(f) or 4068 of ERISA. The Interim Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Company Plans.

                  (e) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Buyer or its Affiliates to the PBGC, to any Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant of Buyer, the Surviving Corporation, or any their respective Subsidiaries or any of their dependents, except liability or obligations arising in the normal course as sponsor of a Company Plan or liability accrued on the Interim Financial Statements, (ii) be a trigger event under any Company Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents (except with respect to termination of any qualified retirement plan or payment of benefits in the normal course thereunder, such as upon termination of employment), or (iii) accelerate the time of payment or vesting (except with respect to termination of any qualified retirement plan), or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of any Company or any of their dependents. With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Plan, (A) there is and will be no liability of Buyer or its Affiliates in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, except for liability to pay premiums as accrued on the Interim Financial Statements and (B) to the knowledge of the Companies and the Stockholders, no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and no such proceedings with respect to any insurer are imminent.

                  (f) With respect to each Company Plan or ERISA Affiliate Plan which provides health care coverage, each Company and each ERISA Affiliate have complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither any Company nor any ERISA Affiliate has incurred any liability under
Section 4980B of the Internal Revenue Code.

                  (g) Other than routine claims for benefits under the Company Plans, there are no pending, or, to the knowledge of the Companies and the Stockholders, threatened, Actions or

Proceedings involving such Plans, or the fiduciaries, administrators, or trustees of any of such Plans or the Companies as the employer or sponsor under any such Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any such Plan or any other person whomsoever. No Company knows of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

         2.19     Permits and Approvals.

                  (a) Each Company has, and the Companies as a consolidated group have, all Permits and Approvals necessary to conduct their respective and collective businesses as currently conducted, other than such Permits and Approvals which are not material to the business of the Companies and could be obtained promptly and without the imposition of any Liabilities upon payment of a fee not in excess of $25,000 in any instance, or $100,000 in the aggregate, and such Permits and Approvals are valid and in full force and effect. Schedule
2.19 contains a list of each Company's Permits and Approvals. No Company has received any notification of any violations in respect of any such Permit or Approval, and no proceedings are pending or, to the knowledge of the Companies and the Stockholders, threatened, concerning the revocation or limitation of any Permit or Approval of such Company. Since January 1, 2000, each Company has filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, heretofore required to be filed with (i) the DOI, (ii) AHCA, (iii) the CMS and (iv) any other Governmental or Regulatory Authority requiring the same.

                  (b) HealthEase and Well Care HMO are licensed by the DOI under the Florida HMO Act to operate as HMOs in the State of Florida. HealthEase and Well Care HMO hold current Health Care Provider Certificates issued by AHCA with respect to the health care services provided or arranged by HealthEase and Well Care HMO, respectively. Except as set forth in Schedule 2.13 with respect to Laws applicable to the adequacy and maintenance of Statutory Surplus, the operations of each of HealthEase and Well Care HMO comply in all material respects with the Florida HMO Act, AHCA's rules and the terms and requirements of each Medicaid Contract held by them. Except as set forth on Schedule 2.19, since January 1, 2000, neither HealthEase nor Well Care HMO has received from AHCA, CMS or the DOI any citation, suspension, revocation, limitation, warning or similar notice. Neither HealthEase nor Well Care HMO have health plan or other operations outside of the State of Florida. Neither HealthEase nor Well Care HMO has any business other than HMO operations and functions related thereto. CHM is duly licensed as a third party administrator by the State of Florida, and none of the Companies, Stockholders or any of their respective Affiliates or Associates holds any other third party administrator license. Comprehensive LLC is a valid guarantying organization under Section 409.912(14) of the Florida Statutes with respect to each Medicaid Contract held by Well Care HMO or HealthEase.

         2.20     Real Property.

                  (a)      Schedule 2.20(a) contains a true and correct list of
(i) each parcel of real property leased, utilized and/or operated by any Company (as lessor or lessee or otherwise) (the "Leased Real Property") and (ii) all Liens relating to or affecting any parcel of real property referred to in clause
(i) to which each Company is a party.

                  (b) Schedule 2.20(b) sets forth the street address and legal description of each parcel of real property owned by any Company (the "Owned Real Property"). With respect to each parcel of the Owned Real Property,
(i) the applicable Company has good and marketable title to such parcel, free and clear of all Liens other than (A) Liens for real estate taxes not yet due and payable and (B) other encumbrances set forth on Schedule 2.20(b), (ii) there are no condemnation proceedings or other Actions or Proceedings pending or, to the knowledge of the Companies and the Stockholders, threatened with respect thereto, (iii) there are no special assessments which may affect such parcel,
(iv) there are no Contracts granting to any Person the right of use or occupancy of any portion thereof, (v) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein, and
(vi) there are no parties (other than the Companies) in possession of such parcel.

                  (c) Subject to the terms of its respective leases, each Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in clause
(i) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of each Company and of each other Person that is a party thereto, and there is no, and no Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. No Company owes brokerage commissions or finders fees with respect to any such Leased Real Property, except to the extent that each Company may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

                  (d) All improvements on the Leased Real Property and the Owned Real Property comply in all material respects with and are operated in all material respects in accordance with applicable laws (including, without limitation, Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions. There are no condemnation or appropriation proceedings pending or, to the knowledge of the Companies and the Stockholders, threatened against any of such real property or the improvements thereon. To the knowledge of the Companies and the Stockholders, each of the Leased Real Properties and the Owned Real Properties and the improvements thereon complies with the Americans with Disabilities Act.

                  (e) True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by any Company or otherwise), utilized, and/or operated (the "Lease Documents") have been delivered to Buyer. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between any Company and any third parties, or, to the knowledge of the Companies and the Stockholders, by and among any third parties, claiming an interest in the interest of any Company in the Leased Real Property or the Owned Real Property or otherwise relating to the use or occupancy of the Leased Real Property or the Owned Real Property.

         2.21 Tangible Personal Property. Except as set forth in Schedule 2.21, each Company is in possession of and owns, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Companies' Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by each Company of its business as presently conducted, and its use complies in all material respects with all applicable Laws. Schedule 2.21 contains a list of all motor vehicles owned, leased or otherwise used or insured by any of the Companies, setting forth the make, model, vehicle identification number and year of manufacture of each vehicle, indicating whether each vehicle is owned or leased and, if owned, the name of any lienholder and the amount of the lien or, if leased, the name of the lessor and the general terms of the lease.

         2.22     Intellectual Property.

                  (a) Schedule 2.22 contains an accurate and complete list of (i) all patents and patent applications, trademarks, service marks, Internet domain names and applications therefor, and copyrights and copyright applications, which are part of the Companies' Intellectual Property and which have been issued or registered by, or filed with, any United States, foreign or international governmental or other body having authority to issue, register or review the same, and (ii) all licenses, sublicenses and other agreements pursuant to which any Company is granted rights under any third party Intellectual Property, other than licenses to use "off the shelf" software, or pursuant to which any third party is authorized to use any Intellectual Property. With respect to "off the shelf" software, site licenses are maintained and complied with by each Company, permitting use by all current employees of such Company.

                  (b) All of the Companies' Intellectual Property is: (i) owned solely and exclusively by a Company, free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements or encumbrances of any kind or (ii) rightfully used or otherwise enjoyed by a Company pursuant to one or more license agreements, each of which license agreements is valid and enforceable.

                  (c) No Company is, and no action is currently pending which asserts that any Company is, infringing on any Intellectual Property of any Person. No Company has received notice from any Person asserting that any Company is infringing on any Intellectual Property of any Person, and there is no basis for any such claim. No action is currently pending which asserts that any Person is infringing on any of the Companies' Intellectual Property, no Company has asserted any claim of such infringement against any Person and, to the knowledge of the Companies and the Stockholders, there is no basis for any such claim.

                  (d) All Intellectual Property registrations included in the Companies' Intellectual Property have been duly maintained, are in full force and effect and have not been cancelled, expired or abandoned.

         2.23     Government Healthcare Matters.

                  (a) Schedule 2.23(a) contains a true and complete list of each Contract, including all amendments, with CMS, the State of Florida Medicaid Program or any other Governmental or Regulatory Authority to which any Company is a party. Except as set forth in

Schedule 2.23(a), the Companies (i) are in compliance with all such Contracts,
(ii) are not in breach or default of such Contract and (iii) are currently meeting all conditions of participation for any and all of its Medicare and Medicaid businesses, in each such case other than any non-compliance, breach, default or failure to meet such conditions which the Stockholders and the Companies reasonably expect would not result in the termination of such Contract or, with respect to each such Contract, the imposition of a fine or corrective action which would require expenditures in excess of $50,000 in any instance or $100,000 in the aggregate. There do not exist any factual circumstances that with notice or lapse of time would constitute a breach or default of any Contract disclosed or required to be disclosed on Schedule 2.23(a) or the conditions of participation for the Medicare and Medicaid programs, other than such circumstances which, individually or in the aggregate, the Stockholders and the Companies reasonably expect would not result in the termination of such Contract or, with respect to each such Contract, the imposition of a fine or corrective action which would require expenditures in excess of $50,000 in any instance or $100,000 in the aggregate.

                  (b) Schedule 2.23(b) contains (i) a list of the dates of all surveys performed by any Governmental or Regulatory Authority to which any Company was a party at any time since January 1, 2000, and any deficiencies for which a plan of correction was required and (ii) a list of all notices of noncompliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental or Regulatory Authority or as a result of the Companies' participation in the Medicare and Medicaid programs at any time since January 1, 2000.

         2.24 Commercial Subscriber Agreements. Schedule 2.24 sets forth (i) a list of any and all forms for small and large group and individual commercial subscriber, beneficiary or membership agreements which have been approved by the DOI, (ii) the applicable, approved rates for such agreements and (iii) with respect to each group subscriber agreement, the name and address of any large group and the number of members of such group. The Companies have delivered to the Buyer copies of such agreements with respect to the 20 largest commercial subscriber groups by membership as of the date hereof. All member or commercial subscriber agreements to which any Company is a party were entered into in the ordinary course of business and constitute legal, valid and binding agreements of the parties thereto. Except as set forth in Schedule 2.24, to the knowledge of the Companies and the Stockholders, no Company has violated any of the material terms or conditions of any membership or commercial subscriber agreement, and all material covenants to be performed by any other party thereto have, to the knowledge of the Companies and the Stockholders, been fully performed. Except as set forth in Section 2.6(b), no Approval of any other party, including but not limited to any Governmental or Regulatory Authority, is required under any such agreement as a result of the Acquisition or any of the transactions contemplated hereby.

         2.25 Provider Agreements. Schedule 2.25 sets forth a list of all Persons who are parties to provider agreements or similar Contracts for health care services, supplies or pharmaceuticals, and sets forth the number of covered lives serviced by each such Person. The Companies have delivered to Buyer copies of such agreements for the 20 largest providers doing business with each Company, on the basis of revenues collected or accrued for the twelve months ended March 31, 2002. Schedule 2.25 also designates those providers who through capitation or some other risk sharing means have assumed more than ten percent of any

Company's health care risks, as described by Section 641.2342 of the Florida Statutes. Except as disclosed in Schedule 2.25, to the knowledge of the Companies and the Stockholders, no Company has violated any of the material terms or conditions of any provider agreement or similar Contract, other than violations which, individually or in the aggregate, could not reasonably be expected to result in the termination of such Contract or give rise to a claim which could reasonably be expected to require expenditures in excess of $50,000. Except as disclosed in Schedule 2.25, no such provider has ceased or materially reduced its provision of services to any Company plan beneficiary or group or has threatened to do so. Schedule 2.25 lists all of those provider agreements or similar Contracts which any Company intends not to renew, which Contract, if not renewed or replaced, could reasonably be expected to result in a Material Adverse Change. Attached to Schedule 2.25 are (i) a standard base form (or forms) of provider agreement used by each Company as an agreement with its providers and (ii) summary reports setting forth (A) the Companies' primary care physician membership listing for April 2002, (B) the Companies' primary care physician capitation report for April 2002, (C) the Companies' primary care physician check register for April 2002 and (D) a list of all fee-for-service providers to whom the Companies have made payments in excess of $250,000 per year, calculated on an annualized basis, during calendar year 2001 or the four month period ended April 30, 2002, and identifying which providers are par and which are non-par. Except as disclosed in Schedule 2.25, any and all provider agreements and similar Contracts are in compliance with all legal requirements as to form and substance under applicable Laws, including but not limited to any investment, anti-referral, kickback or fee splitting prohibitions. Except as disclosed in Schedule 2.25, no contractual or other relationship exists with any Person which would violate any federal or state Laws as to investment, anti-referral, kickback or fee splitting prohibitions.

         2.26     Contracts.

                  (a) Schedule 2.26(a) contains a true and complete list of each Designated Contract to which any Company is a party.

                  (b) Each Contract required to be disclosed in Schedule 2.26(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. None of the Companies is, no Company has received notice that it is and, to the knowledge of the Companies and the Stockholders, no other party to any such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

                  (c) Except as disclosed in Schedule 2.26(c), no Company is a party to or bound by (i) any Designated Contract that automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) any Contract that contains any covenant or other provision which limits any Company's ability to compete with any Person in any line of business or in any area or territory.

         2.27 Suppliers. Set forth on Schedule 2.27 are the names and addresses of all the suppliers from which each Company ordered supplies, software and other goods or services with an aggregate purchase price of $50,000 or more during the twelve-month period ended

March 31, 2002 and the amount for which each such supplier invoiced each Company during such period. None of the Stockholders or the Companies have received any notice or has any reason to believe that any such supplier will not sell supplies, merchandise and other goods to any Company at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases and decreases.

         2.28 Audit Reports. Schedule 2.28 sets forth a true, accurate and complete list of all reports and correspondence regarding all Agency Audits from each year (or part thereof) since January 1, 2000.

         2.29 Membership. Schedule 2.29 sets forth the true and accurate number of all of each Company's Medicare subscribers, all of each Company's Medicaid subscribers and all of each Company's subscribers in Commercial Lines of Business, in each case as of March 31, 2002 (excluding the effect of customary retroactive terminations).

         2.30 Premiums. Except as set forth in Schedule 2.30, all premiums or other payments received by each Company since January 1, 2000 were bona fide payments received from Governmental or Regulatory Authorities without subsequent setoff, overpayment, disgorgement or recoupment for fiscal years prior to Closing. Except as set forth in Schedule 2.30, all premiums for any Commercial Lines of Business were paid by unaffiliated third parties in arms length transactions and the receipt by and collection of such premiums complied with all Laws, without setoff, recoupment, dispute or repayment for unearned premiums.

         2.31 Claims. Attached to Schedule 2.31 are copies of lag reports setting forth the Companies' payment of medical claims during the four-month period ended April 30, 2002. Except as set forth in Schedule 2.31, (a) subject to customary lags, consistent with the attached lag reports, all claims made by any parties under any and all products, lines of business or other medical plans offered by any Company have been paid within the applicable statutory time limit, (b) to the knowledge of the Companies and the Stockholders, all claims, capitated payments and other payments to providers made by any parties under any and all products, lines of business or other medical plans offered by any Company have been paid accurately and completely in accordance with the applicable provider's written Contract for medical services and (c) there has been no allegation of insufficient, untimely or otherwise inadequate payment or handling of claims. Except as set forth in Schedule 2.31, all such payments have been made in material compliance with any and all Contracts between each Company, and each subscriber, beneficiary, patient or provider to whom or to which payment is or was due, and there is no basis for any allegation of noncompliance with respect to the payment of any claims under any such Contract.

         2.32     Insurance.

                  (a) Schedule 2.32(a) contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability, fidelity bond, reinsurance, medical malpractice and other insurance policies currently in effect that insure the business, operations or employees of each Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of each Company and that have been issued to such Company or to any Person for the benefit of such Company. Except as disclosed in Schedule 2.32(a), none of the insurance coverage provided by the policies set forth in Schedule 2.32(a) will terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Schedule 2.32(a) is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and no Company or Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and to the knowledge of the Companies and the Stockholders, there is no reason or state of facts that any Company or Stockholder reasonably expects to lead to the cancellation of any of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Schedule 2.32(a) are in amounts and have coverages as required by any Contract to which the Company with such policies is a party or by which any of its Assets and Properties is bound.

                  (b) Schedule 2.32(b) contains a list of all claims made under any insurance policies covering each Company in the last two years. Except as set forth in Schedule 2.32(b), no Company has received notice that any insurer under any policy referred to in this Section is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

         2.33 Power of Attorney; Guarantees. Schedule 2.33 sets forth a complete list or outstanding powers of attorney executed on behalf of any Company. Except as set forth on Schedule 2.33, no Company (i) is a guarantor or otherwise liable for any indebtedness of any other Person, (ii) holds any trust funds or (iii) acts in the capacity of trustee.

         2.34     Affiliate Transactions.

                  (a) Except as disclosed in Schedule 2.34, (i) there are no Contracts or Liabilities between any Company, on the one hand, and (A) any current or former officer, director, manager, member, stockholder, unit holder or any Affiliate or Associate of any Company or (B) any Person who is an Associate of any such officer, director, stockholder, unit holder or Affiliate, on the other hand, (ii) no Company provides or causes to be provided any assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither any Company nor any current or former officer, director, manager, member stockholder, unit holder Affiliate or Associate provides or causes to be provided any assets, services or facilities to any Company and (iv) no Company beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, manager, member stockholder, unit holder, Affiliate or Associate.

                  (b) Except as disclosed in Schedule 2.34, no current or former officer, director, manager, member, stockholder, unit holder, employee or any Affiliate of Associate of any Company owns any Equity Securities in, or derives any financial benefit from, any provider or Person doing business with the Companies.

                  (c) Except as disclosed in Schedule 2.34, no Material Adverse Change will result with respect to any Company if any Company loses the benefits of the Contracts, Liabilities, assets, services or facilities disclosed or required to be disclosed in Schedule 2.34.

                  (d) Except as disclosed therein, each of the Contracts and Liabilities disclosed (or required to be disclosed) on Schedule 2.34 (i) has been submitted to the DOI for review and approval pursuant to Section 641.234 of the Florida Statutes and Rule 4-143.047 of the Florida Administrative Code and
(ii) meets the standards set forth in Rule 4-143.047 of the Florida Administrative Code.

                  (e) Except as disclosed in Schedule 2.34, none of the Companies has ever paid excessive dividends or distributions in violation of
Section 641.365 of the Florida Statutes. Schedule 2.34 sets forth all dividends, distributions and other payments paid by any of the Companies since January 1, 2000 to any Stockholder or any Stockholder's Affiliates or Associates, or otherwise in respect of such Company's Equity Securities. With respect to any dividends, distributions or other payments which required the approval of the DOI, a copy of each such approval is attached to Schedule 2.34.

         2.35     Employees; Labor Relations.

                  (a) No Company is a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to any Company, or, to the knowledge of the Companies and the Stockholders, threatened, and there are no facts or circumstances known to any Company that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Companies and the Stockholders, there are no organizational efforts presently underway or threatened involving any employees of any Company or any of the employees performing work for any Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or, to the knowledge of the Companies and the Stockholders, other concerted action by employees of any Company.

                  (b) Except as disclosed in Schedule 2.35(b), all employees of each Company are employed at will, and no employees of any Company are represented by a union. Schedule 2.35(b) sets forth, individually and by category, the name of each officer, employee and consultant of each Company, together with each such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Other than the employees listed on Schedule 2.35(b) and any consultants retained pursuant to a consulting agreement described on Schedule 2.26(a), no person (including any Affiliate or Associate of any of the Companies or Stockholders, or any employee of any such Affiliate or Associate) provides services in the nature of employment or consulting services to any Company. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due any Company to any current or former officer, director, manager, member or employee of, or consultant to, any Company, and, to the knowledge of the Companies and the Stockholders, no employee of any Company has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with any Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. No Company is party to any agreement for the provision of labor from any outside agency, other than standard Contracts, entered into in the ordinary course of business, for the provision of temporary personnel on a short-term basis. Since January 1, 2000, there have been no claims by employees of such outside agencies against any Company, and no claims by any governmental agency against any Company with regard to such employees.

                  (c) Except as set forth on Schedule 2.35(c), since January 1, 2000, there have been no federal or state claims made against any Company based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of any Company or by any of the employees performing work for any Company but provided by an outside employment agency, and to the knowledge of the Companies and the Stockholders there are no facts or circumstances that could reasonably be expected to give rise to such complaint or claim. Except as set forth in Schedule 2.35(c), since January 1, 2000 no Company has received any notice of any claim that it has not complied in any material respect with, any Laws relating to the employment of employees, including without limitation, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Immigration Reform and Control Act of 1986, and any provisions of any other Laws relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act or employee safety. Since January 1, 2000, no Company has received any notice that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (d) No Company has written policies and/or employee handbooks or manuals except as described in Schedule 2.35(d).

                  (e) To the knowledge of the Companies and the Stockholders, no officer, employee or consultant of any Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with any Company's business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of any Company's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of any Company's business as presently conducted, will conflict with or result in a material breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officer's, employees or consultants is now bound.

                  (f) There are no individuals currently providing services, or who have within the last five years provided services, to any of the Companies whose status as an employee or consultant to such Company has not been properly reflected in the Tax filings of such Company.

         2.36     Environmental Matters.

                  (a) Each Company possesses any and all Environmental Permits necessary to or required for the operation of its business. Each Company will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for Buyer and/or such Company to conduct the business of such Company as it was conducted prior to the Closing.

                  (b) Each Company is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

                  (c) No Company, no predecessor of any Company, and no entity previously owned by any Company has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

                  (d) No Company, no predecessor of any Company, any no entity previously owned by any Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

                  (e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

                  (f) No Company, no predecessor of any Company, and no entity previously owned by any Company, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

                  (g) No Site is a current or proposed Environmental Clean-up Site.

                  (h) There are no Liens under or pursuant to any Environmental Law on any Site.

                  (i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all 1998 upgrade requirements.

                  (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Buyer prior to execution of this Agreement.

                  (k) No Company is a party, whether as a direct signatory or as successor, assign, third party beneficiary, guarantor or otherwise, to, and no Company is otherwise bound by, any lease or other contract under which any Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

                  (l) Each Company and all predecessors of each Company and any entity previously owned by any Company have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

         2.37 Foreign Corrupt Practices Act; Proper Business Practices. To the knowledge of the Companies and the Stockholders, no Company, and no agent, employee or other Person associated with or acting on behalf of any Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         2.38 Takeover Statutes. No Takeover Statute applicable to any Company is applicable to the Acquisition or the transactions contemplated hereby.

         2.39 Other Negotiations; Brokers; Third Party Expenses. None of the Companies nor any of their respective officers, directors, managers, members, employees, agents, stockholders, members or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Company or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving any Company which could result in Buyer, any Company, or any general partner, limited partner, manager, member, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Other than HLHZ, to whom all fees and commissions payable upon or after the Closing shall be paid solely by the Stockholders, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of any Company. A complete and correct copy of each contract or agreement between one or more of the Stockholders or Companies, on the one hand, and HLHZ, on the other hand, is attached to Schedule 2.39.

         2.40 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule to this Agreement furnished to Buyer pursuant to any provision of this Agreement (including the Companies' Financials and the notes thereto) or in any of the closing documents delivered pursuant to Section 1.7 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby severally and not jointly represents and warrants to Buyer that:

         3.1 Authorization. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby (to the extent such transactions involve the Stockholder). This Agreement has been (or upon execution will have been) duly executed and delivered by Stockholder, has been effectively authorized by all necessary action, corporate or otherwise. This Agreement constitutes (or upon execution will constitute) legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms.

         3.2 Title. Such Stockholder owns such Equity Securities of each Company as are set forth opposite Stockholder's name on Schedule 2.3(b) attached hereto free and clear of any liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances or options or claims of any kind or nature whatsoever and there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Stockholder in any respect in connection with any Equity Securities of any Company.

         3.3 Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon such Stockholder's representation that the Warrants to be received by Stockholder and the underlying Class B Common Units (the "Buyer Shares") will be acquired for investment for the Stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same, except in each case for any subsequent resale or distribution effected pursuant to an effective registration statement under the Securities Act or an available exemption from the registration requirements thereof.

         3.4 Disclosure of Information. Such Stockholder believes that he has received all of the information he considers necessary or appropriate for deciding whether to acquire the Warrants and the Buyer Shares.

         3.5 Investment Experience. Such Stockholder can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Warrants and the Buyer Shares.

         3.6 Restricted Securities. Such Stockholder understands that the Warrant and the Buyer Shares he is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering an that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this connection, the Stockholder is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         3.7 Legends. It is understood that the certificates evidencing the Buyer Shares may bear one or all of the following legends (or substantially similar legends):

                  (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to WellCare Acquisition Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                  (b) Any legend required by the laws of any applicable jurisdiction or any other state.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrant to the Companies and the Stockholders as follows:

         4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer and Parent have full corporate power (or, in the case of Parent, all other requisite power) and authority to conduct their businesses as now conducted and as currently proposed to be conducted and to own, use and lease their Assets and Properties. Each of Buyer and Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary.

         4.2      Authority Relative to this Agreement.

                  (a) Each of Buyer and Parent has full corporate power (or, in the case of Parent, all other requisite power) and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Parent of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly and authorized by all necessary action by the board of directors of Buyer and Parent, and no other action on the part of the board of directors of Buyer or Parent is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer and Parent are a party and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby.

                  (b) This Agreement and the Ancillary Agreements to which either Buyer or Parent are a party have been or will be, as applicable, duly and validly executed and delivered by Buyer and/or Parent and, assuming the due authorization, execution and delivery hereof by the Companies, the Stockholders and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Buyer and/or Parent enforceable against Buyer and/or Parent in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

         4.3      Capitalization.

                  (a) The authorized capital stock of Buyer consists only of 100 shares of Common Stock, $0.01 par value per share, of which 100 shares are issued and outstanding. Effective upon the Closing, the members of Parent, and the number and classes of units held by each such member, shall be as set forth in Schedule B to the LLC Agreement. All of the issued and outstanding shares of capital stock of Buyer, and all of the issued and outstanding membership interests of Parent, are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities laws. As of the date of this Agreement, no shares of capital stock of Buyer are held in treasury or are reserved for issuance.

                  (b) Except as set forth on Schedule 4.3, there are no outstanding Options or agreements, arrangements or understandings to which either Buyer or Parent is a party (written or oral) to issue any Options or other Equity Securities with respect to either Buyer or Parent.

                  (c) Except as set forth on Schedule 4.3, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of either Buyer or Parent's Equity Securities created by statute, Buyer's certificate of incorporation or bylaws, the articles of organization or Operating Agreement of Parent, or an agreement or other arrangement to which either Buyer or Parent is a party (written or oral) or to which either Buyer or Parent is bound and there are no agreements, arrangements or understandings to which either Buyer or Parent is a party (written or oral) pursuant to which either Buyer or Parent has the right to elect to satisfy any Liability by issuing Equity Securities.

                  (d) Except as set forth on Schedule 4.3, neither Buyer nor Parent is a party or subject to any agreement or understanding, and to Buyer's knowledge there is no agreement, arrangement or understanding between or among any Persons, which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Equity Securities of either Buyer or Parent, including without limitation any voting trust agreement or proxy.

         4.4 Issuance of the Warrant and the Buyer Shares. The Warrants and the Buyer Shares to be issued pursuant to the Acquisition, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities laws, subject to the truth and accuracy of the representations made by each Stockholder in Article 3.

         4.5 No Conflicts. The execution and delivery by Buyer and Parent of this Agreement and the Ancillary Agreements to which Buyer and Parent are a party does not, and the performance by Buyer and Parent of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

                  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, bylaws, articles of organization or Operating Agreement of either Buyer;

                  (b) conflict with or result in a violation or breach of any Law or Order applicable to either Buyer or Parent or the Assets or Properties of either Buyer or Parent; or

                  (c) (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require either Buyer or Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for

(A) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws, (B) such filings as may be required under the HSR Act and (C) such Approvals as may be required from any Governmental or Regulatory Authority under the Laws of any state), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,
(v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under,
(vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon either Buyer or Parent or their Assets or Properties, or
(vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which either Buyer or Parent is a party or by which any of its Assets and Properties are bound.

         4.6 Financing. As of the time of the Closing, Parent will have access to funds in an amount sufficient to allow it to pay the Cash Consideration. Attached to Schedule 4.6 is a binding commitment letter issued to Parent for funds sufficient to allow it to pay the Cash Consideration at the Closing and to pay the merger consideration under the WCMG Acquisition Agreement.

         4.7 Investment Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of either Buyer or Parent.

         4.8 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any schedule to this Agreement furnished by Buyer pursuant to any provision of this Agreement or in any of the closing documents delivered pursuant to Section 1.8 contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
                        CONDUCT PRIOR TO THE CLOSING DATE

         5.1 Conduct of Business of the Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each Company and Stockholder agrees, unless otherwise required pursuant to the express terms of this Agreement or if Buyer has given its prior consent in writing (which consent shall not be unreasonably withheld), to carry on the Companies' respective businesses in the usual, regular and ordinary course of business, to pay the Companies' respective Liabilities and Taxes when due in the usual, regular and ordinary course of business, to pay or perform other obligations when due in the usual, regular and ordinary course of business (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and to use reasonable efforts to preserve intact the Companies' respective business organizations, keep available the services of their respective officers and key employees, preserve their respective relationships with key providers, subscribers, suppliers, licensors, licensees, independent contractors and other Persons having business dealings with them, and maintain the Companies' respective Permits and Approvals, all with the express purpose and intent of preserving unimpaired each Company's goodwill and ongoing businesses through the Closing Date. Except as otherwise expressly permitted by this Agreement, no Company or Stockholder shall, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), take or agree in writing or otherwise to take any action that would make any of the Companies' or Stockholders' respective representations or warranties contained in this Agreement to be untrue or incorrect or prevent any Company or Stockholder from performing, or cause any Company or Stockholder not to perform, its or his respective agreements and covenants hereunder or knowingly cause any condition to Buyer's closing obligations in Section 8.1 or Section 8.3 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as required or expressly permitted by this Agreement, no Company or Stockholder shall cause or permit any of the following with respect to any Company without the prior written consent of Buyer (which consent shall (i) not be unreasonably withheld, except in the case of those matters set forth in subsections (b), (d) and (u) below, with respect to which Buyer may grant or deny consent in its sole and absolute discretion, and (ii) be granted as promptly as reasonably practicable, and in any event within two Business Days, or such shorter period as may be warranted due to exigent circumstances):

                  (a) cause or permit any amendments to its articles of incorporation or by-laws (or comparable organizational documents);

                  (b) split, combine or reclassify any of its Equity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Equity Securities;

                  (c) enter into any Contract or commitment, or amend or otherwise modify or waive any of the terms of any of its Contracts, other than
(i) Contracts with providers (other than any Affiliate or Associate of any Company) entered into in the ordinary course of business that have a term of not more than one year and, in the case of any provider that is a hospital or similar facility, which involve total obligations of less than $1,000,000 per annum, and (ii) Contracts (excluding Contracts with providers) which involve total obligations of less than $50,000 per annum and which are not otherwise material to the business of the contracting Company; provided that the Companies shall notify Buyer prior to entering into any Contract with a provider (other than a hospital or similar facility) that involves total obligations of $150,000 or more per annum;

                  (d) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any Equity Securities, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (e) transfer to any person or entity any rights to any Intellectual Property other than non-exclusive licenses in connection with the provision of services or benefits in the ordinary course of business;

                  (f) sell, lease, license or otherwise dispose of or encumber any Assets and Properties of any Company, other than transactions in connection with cash management and investment activities entered into in the ordinary course of business, consistent with past practice, provided that the Company specifically notifies Buyer of all such transactions in excess of $100,000;

                  (g) acquire any Assets and Properties from any other Person, other than acquisitions in the ordinary course of business, consistent with past practice, not to exceed $100,000 in the aggregate during any month;

                  (h) incur any Indebtedness, other than (i) Indebtedness incurred by Well Care HMO or HealthEase in the ordinary course of business, consistent with past practice, not to exceed $50,000 in any instance or $100,000 in the aggregate during any month, or (ii) Indebtedness of Well Care HMO or HealthEase to any Stockholder evidenced by a new surplus note issued to such Stockholder, provided that (A) the Companies shall notify Buyer thereof in advance and (B) any such new surplus notes shall be repaid from the Cash Consideration at Closing pursuant to Section 6.19 as though they had been disclosed in Schedule 2.3(g);

                  (i) enter into any operating lease, other than in the ordinary course of business, consistent with past practice, and providing for payments of not greater than $50,000 over the term of the lease in any instance or $100,000 in the aggregate during any month;

                  (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Companies' Financials and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

                  (k) make any capital expenditures, capital additions or capital improvements, other than in the ordinary course of business, consistent with past practice, not to exceed $50,000 in any instance or $100,000 in the aggregate during any month;

                  (l) reduce the amount of any insurance coverage provided by existing insurance policies, or fail to renew any such insurance policy;

                  (m)      terminate or waive any right of substantial value;

                  (n) (i) adopt or amend any employee benefit or stock purchase or option plan, (ii) hire any new director level or officer level consultant or employee, (iii) pay any special bonus or special remuneration to any employee, consultant or director or (iv) increase the salaries, wage rates, bonus levels, benefits, severance, termination pay, perquisites or compensation of any employee or consultant, other than increases in salaries or wage rates to non-director level or non-officer level employees, on an individual basis, in the ordinary course of business consistent with past practice;

                  (o) establish or modify any targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

                  (p) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where such Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Buyer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

                  (q) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

                  (r) except as specifically permitted or required pursuant to this Agreement, make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (s) make any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

                  (t) revalue any of its assets, including writing off notes or accounts receivable or writing down any other assets;

                  (u)      except as expressly permitted under Section 5.1(h),
(i) enter into any Contract with any Affiliate or Associate of any Company, (ii) enter into any other transaction which, if it had been entered into prior to the date hereof, would be required to be disclosed pursuant to Section 2.34, or
(iii) make any payment to any Affiliate or Associate of any Company, other than payments required to be made pursuant to the express terms of any written Contract listed on Schedule 5.1;

                  (v) fail to maintain or renew any Permits, fail to comply with any Law or Order in any material respect, or violate any Designated Contract in any material respect;

                  (w) take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (v) above.

         5.2 Operational Consultation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, each Company and Stockholder shall (a) confer with Buyer concerning any and all material operational matters relating to any Company, (b) review and obtain Buyer's approval (not to be unreasonably withheld) for the 2003 Adjustable Community Rate filing for the Medicare line of business, scheduled to be filed by no later than July 1, 2002, (c) report not less than monthly to Buyer concerning the business, operations and finances of the Companies, (d) review with Buyer any material disbursements or payments (excluding payments to providers that are not Affiliates or Associates of any Company, and payments required to be made pursuant to the express terms of any written Contract listed on Schedule 5.1), and (e) cooperate with Buyer as may be reasonably requested by Buyer from time to time to develop and implement an integration plan for the Companies.

         5.3 Wind-Down of Commercial Business. During the period between the date hereof and the Closing Date, (a) the Companies and the Stockholders will continue to implement the Companies' strategy to terminate all Contracts which obligate any Company to provide plan participation to, or otherwise serve, the small group product lines within the Commercial Lines of Business and (b) the Companies and Buyer will jointly develop a strategy with respect to the individual and other product lines within the Commercial Lines of Business, it being the express intention of the parties (i) to mitigate the detrimental effect to the Companies of losses associated with the Commercial Lines of Business from the date hereof and following the Closing Date and (ii) that any losses or other detrimental effect on the Companies resulting from any deviation following the Closing from the strategy to terminate, as soon as is commercially reasonable, all Contracts within the Commercial Lines of Business shall not result in a Purchase Price Adjustment or be factored into the Initial FY2002 Commercial Adjustment, the Final FY2002 Commercial Adjustment or the FY2003 Commercial Adjustment. Following the Closing, for a period of not less than 12 months and subject to Buyer's option to renew and other customary terms, Buyer (or a Subsidiary thereof) shall employ Mr. Rupesh Shah, pursuant to the Employment Agreement, as a key executive with respect to the Commercial Lines of Business, among other things, and Buyer shall seek Mr. Shah's input, acting on behalf of the Stockholders, regarding the most prudent means to mitigate losses associated with the Commercial Lines of Business.

         5.4      Pre-Closing Distributions to Stockholders. Nothing in this
Article 5 to the contrary, the Companies shall be permitted, prior to the Closing Date, to distribute to the Stockholders any cash of the Companies to the extent permitted or authorized consistent with applicable Laws. Nothing in this
Section 5.4 shall be construed as altering, limiting or otherwise affecting in any way the terms and conditions of Section 1.3, the Purchase Price Adjustments contemplated by Section 1.4, the representations and warranties set forth in Articles 2 and 3, the indemnification provisions set forth in Article 9, the termination provisions contained in Article 10 or the miscellaneous provisions contained in Article 11.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 Access to Information. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice each Company shall (a) give Buyer and its officers, employees, accountants, actuaries, counsel, financing sources and other agents and representatives (collectively, the "Buyer Representatives") full access during normal business hours to all buildings, offices, and other facilities and to all Books and Records of such Company, whether located on the premises of such Company or at another location; (b) permit Buyer and the Buyer Representatives to make such inspections during normal business hours as they may require; (c) cause its officers to furnish Buyer and the Buyer Representatives such financial, operating, technical, actuarial and cost data and other information with respect to the business and Assets and Properties and Taxes of each Company as Buyer and the Buyer Representatives from time to time may request, including without limitation financial statements, schedules and work papers; (d) allow Buyer and the Buyer Representatives the opportunity to interview during normal business hours such officers, employees, accountants, actuaries, counsel and other personnel and Affiliates of each Company with each Company's prior consent, which consent shall not be unreasonably withheld or delayed; and (e) assist and cooperate with Buyer and the Buyer Representatives in the development of integration plans for implementation by Buyer and the Companies following the Closing Date; provided, however, that no investigation pursuant to this Section
6.1 shall affect or be deemed to modify any representation or warranty made by each Company or the Companies as a consolidated group herein. Materials furnished to Buyer pursuant to this Section 6.1 may be used by Buyer for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

         6.2 Confidentiality. Each of the parties hereto hereby agrees to keep the existence and terms of this Agreement (except to the extent contemplated hereby) and such information or knowledge obtained in any investigation pursuant to Section 6.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is or becomes generally known to the public and did not become so known through any violation of Law, or a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality of the disclosing party or any other party with respect to such information, (c) is later lawfully acquired by such party without confidentiality restrictions from other sources not bound by applicable confidentiality restrictions, (d) is required to be disclosed by order of court or Governmental or Regulatory Authority with subpoena powers (provided that such party shall have provided the other party with prior notice of such order and an opportunity to object or seek a protective order and take any other available action), (e) is disclosed without obligation of confidentiality in the course of any Action or Proceeding between any of the parties hereto or (f) is required to be disclosed under applicable Law in connection with (i) the Approvals required to be obtained from Governmental or Regulatory Authorities pursuant to Section 6.5 or (ii) the solicitation of the approval by the shareholders of WCMG of the WCMG Acquisition Agreement, as determined in good faith by Buyer's and the Stockholders' respective outside counsel.

         6.3 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws), prior to the Closing Date, no party hereto shall (and each party hereto shall cause its respective Affiliates, Associates, employees, agents and representatives not to) issue any press release or make any other public disclosure (whether or not in response to any inquiry) with respect to the existence of, any subject matter of, or the terms and conditions of, this Agreement unless approved by the other party prior to release.

         6.4 No Solicitation. Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Companies and the Stockholders will not take (and since April 10, 2002 have not taken), nor will any Company or Stockholder permit (and since April 10, 2002 have not permitted) any Company's officers, directors, managers, employees, stockholders, members, attorneys, investment advisors, agents, representatives, Affiliates or Associates (collectively, "Representatives") to (directly or indirectly), take any of the following actions with any Person other than Buyer and its designees: (a) solicit, encourage, initiate or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal (a "Competing Proposed Transaction"), with respect to any possible Business Combination with any Company or any of its Subsidiaries or Affiliates (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), or the Companies as a consolidated group, (b) provide information with respect to any Company to any Person, other than Buyer, relating to (or which any Company or Stockholder believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with any Company or any Subsidiary or Affiliate of such Company (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (c) agree to, enter into a Contract with any Person, other than Buyer, providing for, or approve a Business Combination with any Company or any Subsidiary or Affiliate (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination with any Company or any Subsidiary or Affiliate (whether such Subsidiary is in existence on the date hereof or are hereafter organized) other than by Buyer, or (e) authorize or permit any of any Company's Representatives to take any such action. Each Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if any Company or Stockholder receives, or the Companies as a consolidated group receive, prior to the Closing Date or the termination of this Agreement any offer or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, such Company (or, if the Companies collectively receive such offer or proposal, each Company) or Stockholder shall immediately notify Buyer thereof and provide Buyer with the details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep Buyer fully informed on a current basis of the status and details of any such offer or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of each Company and its Representatives and each Stockholder, and of the Companies as a consolidated group, set forth in the previous sentence. Each Company, Stockholder and Buyer acknowledges that this
Section 6.4 was a significant inducement for Buyer to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the Purchase Price for the Acquisition or (ii) a failure to induce Buyer to enter into this Agreement.

         6.5 Approvals. Buyer shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities as may be required in connection with the Acquisition, and each Company and Stockholder shall provide Buyer with such assistance and information as is required to obtain such Approvals. Each Company and Stockholder shall use commercially reasonable efforts to obtain all Approvals from any other Person as may be required in connection with the Acquisition. The Companies and the Stockholders shall cause HLHZ to cooperate with the parties in preparing and making the disclosures required by Section 641.255 of the Florida Statutes with respect to the Companies' agreement with HLHZ.

         6.6 Notification of Certain Matters. The Stockholders, each Company and the Companies as a consolidated group shall give prompt notice to Buyer, and Buyer shall give prompt notice to each Company and the Stockholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which will cause any representation or warranty of the Companies, the Stockholders or Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (b) any failure of the Stockholders, the

Companies or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the party receiving such notice.

         6.7      Further Assurances; Cooperation.

                  (a) At any time or from time to time after the Closing, each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to obtain any and all Approvals of any Government or Regulatory Authority or Person required in connection with the Acquisition) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. Without limiting the generality of the preceding sentence, if, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Companies, or to the Shares, the Stockholders shall take any such further action as may be reasonably requested by Buyer. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Acquisition to be satisfied.

                  (b) Except as otherwise expressly permitted by this Agreement, Buyer shall not, without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld), take or agree in writing or otherwise to take any action that would make any of Buyer's representations or warranties contained in this Agreement to be untrue or incorrect or prevent Buyer from performing its agreements and covenants hereunder or knowingly cause any condition to the Stockholders' and Companies' closing obligations in Section 8.1 or Section 8.2 not to be satisfied.

                  (c) Each of the Stockholders shall take all actions within their respective power to cause WCMG to perform its covenants, agreements and other obligations under the WCMG Acquisition Agreement, subject to any fiduciary duties of the Stockholders to WCMG. Without limiting the generality of the preceding sentence, in the event that the Aggregate Net Worth Amount is less than the Aggregate Required Net Worth Amount (as such terms are defined in the WCMG Acquisition Agreement) by an amount in excess of $1,447,000, the Stockholders shall take all actions as may be necessary to fully cure such shortfall in the Aggregate Net Worth Amount.

                  (d) Parent shall (i) upon the satisfaction of the conditions set forth in Sections 8.1 and 8.3, transfer to Buyer sufficient funds to allow Buyer to pay the Cash Consideration at the Closing or otherwise make arrangements to satisfy Buyer's obligation to pay the Cash Consideration and
(ii) upon the satisfaction of the conditions set forth in Sections 7.1 and 7.3 of the WCMG Acquisition Agreement, transfer to Buyer sufficient funds to allow Buyer to pay the Merger Consideration (as defined therein) or otherwise make arrangements to satisfy Buyer's obligation to pay such Merger Consideration.

                  (e) The Stockholders and the Companies shall use their respective good faith efforts to ensure that (i) the financial condition of the Companies as of the Closing Date is consistent in all material respects with the respective Estimated Closing Date Balance Sheets of the Companies, (ii) the financial condition of WCMG, WCNY and FirstChoice as of the Closing Date is consistent in all material respects with the Balance Sheets (as such term is defined in the WCMG Acquisition Agreement), subject to actual changes in the assets and liabilities of such entities arising in the ordinary course of business from the date of the Balance Sheets to the Closing Date.

         6.8 Companies' Auditors. Each Company will use commercially reasonable efforts to cause its independent auditors to facilitate on a timely basis the review of any Company's audit or work papers, including the examination of selected interim financial statements and data.

         6.9 401(k) Plan. Prior to the Closing Date, the Board of Directors of each Company (or, in the case of Comprehensive LLC, the managers and members) shall adopt resolutions, effective prior to the Closing Date, terminating their participation in the Comprehensive Health Management, Inc. 401(k) Profit Sharing Plan (the "CHMI 401(k) Plan") and providing that, effective as of such termination, Statcare, Inc. shall become the plan sponsor of the CHMI 401(k) Plan. Buyer shall establish, or cause to be established, a 401(k) plan for the benefit of the employees of the Companies (the "Buyer 401(k) Plan") as soon as administratively possible following the Closing. The Stockholders shall take all necessary action to insure that the employees of the Companies are fully vested in their account balances under the CHMI 401(k) Plan. The CHMI 401(k) Plan shall be amended to provide for distributions to participants upon a severance from employment so that participants in the CHMI 401(k) Plan who are employees of any of the Companies shall be entitled to a distribution as a result of the Acquisition and that rollover of participant loans out of the CHMI 401(k) Plan shall be permitted. If such a distribution is made to such participants in the CHMI 401(k) Plan, Buyer shall provide the opportunity for such participants to roll over their account balances (including any outstanding participant loans) into the Buyer 401(k) Plan to the extent permitted by applicable law and, for purposes of eligibility for and vesting of benefits thereunder, shall credit such CHMI 401(k) Plan participants' service with the Companies.

         6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of each Company (or, in the case of Comprehensive LLC, the managers) will grant such approvals within its power and take such actions within its power as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise take such actions within its power to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

         6.11 Delivery of Stock Ledger, Minute Book and Assets and Properties of the Companies. At the Closing, (a) each Company shall deliver its original stock or unit ledgers and minute books to Buyer and (b) each Stockholder shall, and shall cause its respective Affiliates and Associates to, return to the Companies any Assets and Properties of any Company used by such Stockholder, Affiliate or Associate.

         6.12 Stockholder Vote. Each of the Stockholders, in executing this Agreement, consents as a shareholder of the Company to the transactions contemplated hereby, and waives notice of any meeting in connection therewith and hereby releases and waives all rights with respect to the transactions contemplated hereby under any agreements relating to the sale, purchase or voting of any capital stock of the Company.

         6.13 Company Common Stock; Releases. At the Closing, each of the Stockholders covenants and agrees to deliver to Buyer (a) all certificates evidencing the Shares, duly endorsed to Buyer (or its designee) by each of the Stockholders and (b) a release in the form of Exhibit D (collectively, the "Stockholder Releases").

         6.14 Consulting Agreements. On the Closing Date, each of Kiran C. Patel, M.D. and Pradip C. Patel shall enter into six-month consulting agreements with Buyer (or a Subsidiary of Buyer) in substantially the form of Exhibit E (collectively, the "Consulting Agreements").

         6.15 Employment Agreement. On the Closing Date, Rupesh Shah shall enter into a twelve-month employment agreement with Buyer (or a subsidiary of Buyer) in substantially the form of Exhibit F (the "Employment Agreement").

         6.16 Resignations. At the Closing, the Stockholders shall deliver to Buyer the resignations of all officers and directors of each of the Companies, and all managers of Comprehensive LLC, from such positions, effective on the Closing Date, and the resignation of each Stockholder as an employee of each of the Companies effective on the Closing Date.

         6.17 Affiliate Agreements. The Companies and the Stockholders shall cause all Contracts disclosed or required to be disclosed in Schedule 2.34, other than the third-party administrator Contracts with CHM and any such additional Contracts designated by Buyer in writing prior to the Closing, to be terminated prior to the Closing. Any such terminations shall not result in any financial penalties or termination costs being imposed on the Companies by such Affiliates, it being the express intention that all such penalties or termination costs shall be borne by the Stockholders and not by the Companies and Buyer following the Closing. The Companies and the Stockholders shall cause
(i) any Contracts for consulting services (but not including any written provider agreement) with Bay Area Primary Care, Inc., Bay Area MultiSpecialty of Tampa, Inc., and/or any of their respective Affiliates and (ii) if requested by Buyer, the written provider agreement with Bay Area MultiSpecialty of Tampa, Inc. to be terminated prior to the Closing. The Companies and the Stockholders shall cause any risk arrangements between Well Care HMO and any Affiliates of the Companies (other than Bay Area Primary Care, Inc.) or the Stockholders, including, without limitation, Bay Area MultiSpecialty of Tampa, Inc., to be terminated prior to the Closing, and shall use their reasonable best efforts to minimize any adverse effect on the Companies resulting from such termination with any net settlements returned to the Companies in cash prior to the Closing. The Companies and the Stockholders shall cause each of Bay Area Primary Care, Inc. and Bay Area MultiSpecialty of Tampa, Inc. to enter into amendments to their current provider agreements, or enter into new agreements with the Companies, in either case in form and substance reasonably satisfactory to Buyer, pursuant to which they shall agree not to enter into, directly or indirectly, any risk-sharing arrangements with any HMO other than the Companies for so long as the Note remains outstanding.

         6.18 CHM and Comprehensive LLC. The Companies and the Stockholders shall cause (a) Comprehensive LLC to maintain total assets (as determined in accordance with GAAP) of not less than $50,000,000 at all times from the date of this Agreement until the time of the Closing, (b) Comprehensive LLC to not increase its Liabilities in excess of its total assets (as determined in accordance with GAAP) at any time prior to the time of the Closing and (c) CHM not increase long-term Indebtedness except in compliance with Section 5.1 (in each case, as determined in accordance with GAAP) as of the Closing.

         6.19 Payment of Surplus Notes. At the Closing, Buyer shall repay, from the Cash Consideration, all Surplus Notes (other than any Inter-Company Notes) disclosed or required to be disclosed in Schedule 2.3(g), which repayment shall reduce the Cash Consideration dollar-for-dollar to the full extent of the Surplus Notes so repaid. Thereafter, following the Closing, the Companies shall not assume or be responsible for repayment of the Surplus Notes (other than any Inter-Company Notes), it being the express intention of the parties that such Surplus Notes will not be repaid by Buyer or its Affiliates after the Closing.

         6.20 Other Agreements. Prior to or at the Closing, (a) each of Kiran C. Patel, M.D., Rupesh Shah and Pradip C. Patel shall execute and deliver to Buyer a restrictive covenant agreement in the form attached as Exhibit G (collectively, the "Non-Competition Agreements"), (b) Hitash P. Adhia shall execute and deliver to Buyer a confidentiality agreement in the form attached as Exhibit H (the "Confidentiality Agreement"), (c) Buyer and each of the Stockholders shall execute and deliver the Warrant Agreement, (d) Buyer and the Stockholders shall execute and deliver an investor rights agreement in the form of Exhibit I (the "Investor Rights Agreement") and (e) each Stockholder who is to become a member of Parent shall execute and deliver to Buyer the Amended and Restated Limited Liability Company Operating Agreement of Parent (or a Joinder Agreement with respect thereto) in substantially the form of Exhibit J (the "LLC Agreement").

         6.21     Assignment of Certain Non-Admitted Assets

                  (a) The amounts, if any, of pharmacy rebates, refunds and insurance subrogation receivables relating to claims arising prior to the Closing Date and which are actually collected by the Companies following the Closing Date (net of any third-party collection costs), shall be paid by Buyer to the Stockholder Representative within 30 days of collection (or such longer period as may be required to properly process and verify such items, but in no event to exceed 90 days).

                  (b) The Companies and the Stockholders shall, prior to the Closing Date, use commercially reasonable efforts to cause the provider advances listed on Schedule 6.21(b) to be documented such that they constitute admitted assets of the applicable Companies pursuant to applicable NAIC standards relating to Statutory Surplus, provided that the Companies and Stockholders shall not take any action to impair the Companies' business relationships with such providers. Following the Closing, if prior to the one year anniversary of the Closing Date the amounts of any such provider advances are (i) actually collected by the Companies, (ii) credited by the Companies against claims paid, or (iii) qualified as admitted assets pursuant to applicable NAIC standards relating to Statutory Surplus, such amounts, not to exceed $1,380,000 in the aggregate, shall be paid by Buyer to the Stockholder Representative within 30 days after such collection, crediting or qualification (or such longer period as may be required to properly process and verify such items, but in no event to exceed 90 days). During such one-year period, Buyer shall use commercially reasonable efforts to cause the amounts of such provider advances to be qualified as admitted assets pursuant to applicable NAIC standards relating to Statutory Surplus, provided that Buyer shall not be required to take any action to impair Buyer's or the Companies' business relationships with such providers.

         6.22 Closing of Margin Accounts. The Companies and the Stockholders shall cause any and all margin accounts owned or held by any of the Companies (other than the margin accounts of Comprehensive LLC listed on Schedule 6.22)) to be closed prior to the Closing.

         6.23 Lien Releases. At or prior to the closing, the Companies and the Stockholders shall deliver to Buyer executed UCC-3 termination statements from any lender to the Companies or the Stockholders including, as applicable, Bank of America and SunTrust Bank, together with such other customary documentation as Buyer may reasonably require (including, without limitation, payoff letters, estoppel certificates and releases), releasing any and all Liens held by any such Person on any of the Assets and Properties of any of the Companies.

         6.24     Insurance Policies.

                  (a) At or prior to the Closing, the Company and the Stockholders shall cause all Persons other than the Companies to be removed as insured parties under the insurance policies disclosed (or required to be disclosed) on Schedule 2.32(a) such that, at the Closing, no Persons other than the Companies shall be covered under such policies; provided, however, that no tail coverage applicable to any of the Stockholders under any policy of directors' and officers' liability insurance need be terminated pursuant hereto.

                  (b) For three years after the Closing Date, Buyer will provide "run-off" officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Closing Date on terms substantially similar to those of such policy in effect on the date hereof.

         6.25 Form 5500 Filings. Prior to the Closing Date, each Company shall prepare and file all Form 5500 reports since 1988 that were required to be filed prior to the Closing Date with respect to any Company Plan pursuant to the Department of Labor's Delinquent Filer Voluntary Compliance Program and pay the applicable penalty amounts.

         6.26 COBRA. Buyer shall be responsible for providing the continued health coverage required under Section 4980B of the Internal Revenue Code ("COBRA Coverage") with respect to any employees of the Companies or eligible dependents who incurred a qualifying event under Section 4980B of the Internal Revenue Code on or before the Closing Date, and shall be responsible for providing COBRA Coverage for any employees of the Companies or eligible dependents who, with respect to their coverage under Buyer's health plan, incur a qualifying event under Section 4980B of the Internal Revenue Code at any time after the Closing Date.

         6.27     Transition of Office Space.

                  (a) The Stockholders shall, prior to the Closing, cause any subleases with respect to executive office space at North Park Center Office Lease dated February 14, 1997, as subsequently amended, to be terminated.

                  (b) Except as otherwise contemplated by the Employment Agreement or the Consulting Agreements, or as Buyer may otherwise reasonably agree, the Stockholders shall, upon the Closing, vacate the executive office space currently used by them at the Companies' headquarters facility. The Stockholders shall be entitled, within 30 days following the Closing, to remove, at their own expense, and retain any furniture and movable leasehold improvements (provided that the removal of any such items shall not cause any damages to the premises) used by the Stockholders and located in such executive office space, all subject to the advance review and approval by Buyer, which shall not be unreasonably withheld.

         6.28 Pledge Agreement. Buyer shall, at the Closing, execute and deliver to the Stockholder Representative a Pledge Agreement in substantially the form of Exhibit M hereto (the "Pledge Agreement").

                                   ARTICLE 7
                                  TAX MATTERS

         7.1      Section 338(h)(10) Election.

                  (a) The Stockholders shall, at the request of Buyer, join with Buyer in making a timely election under Section 338(h)(10) of the Internal Revenue Code and any corresponding elections under state and local tax laws (collectively, the "Election") to treat the acquisition of the stock of Well Care HMO, HealthEase and/or CHM by Buyer as a deemed purchase of the assets of such entities. Buyer and the Stockholders shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election. Buyer and the Stockholders shall report the transactions pursuant to this Agreement consistent with any Election.

                  (b) In the event that Buyer determines to make an Election it shall, within 60 days after the Closing Date, provide to the Stockholders (i) a draft schedule which sets forth the proposed allocation of the Purchase Price (and any deemed assumption of liabilities for Tax purposes) first to the Companies and second among the assets of the Companies (the "Allocation Schedule"), which allocation shall be made in accordance with
Section 338(h)(10) of the Internal Revenue Code and any applicable Treasury Regulations, and (ii) Buyer's good faith estimate of the Section 338(h)(10) Adjustment (as defined below), if any, prepared in a manner consistent with the Allocation Schedule and the Internal Revenue Code. The Stockholders shall provide such information to Buyer as may be necessary to calculate the Section 338(h)(10) Adjustment. For purposes hereof, "Section 338(h)(10) Adjustment" shall mean the dollar amount by which (A) the combined federal, state and local income, franchise, sales and use taxes payable by the Stockholders for 2002 solely with respect to the sale of the Shares pursuant to the terms of this Agreement and the making of the Election (which shall include the amount of federal, state and local income taxes payable on the payment of the amount of the Section 338(h)(10) Adjustment) exceed (B) the combined federal, state and local income, franchise, sales and use taxes that would have been payable by the Stockholders for 2002 solely with respect to such sale on the terms provided herein had the Election not been made. For this purpose, the Stockholders shall be deemed to be taxable at a combined federal, state and local income tax rate of 20% on any net long-term capital gains and at a 38.6% rate on any net ordinary income (subject to any increase or decrease in applicable tax rates between the Closing and the payment of any Section 338(h)(10) Adjustment amounts) and the Stockholders shall be deemed to be taxable in 2002 on all of the gain realized from the sale of the Shares and all gain realized by the Company upon deemed sale of its assets pursuant to the Election. As of the date of this Agreement, based on consideration of all relevant facts, circumstances and Law in existence on the date hereof, Buyer and the Stockholders agree that the amount of the Section 338(h)(10) Adjustment will be zero, and Buyer and the Stockholders shall prepare and file Form 8023 (or any other necessary forms) on the basis of such zero amount of the Section 338(h)(10) Adjustment, subject only to such changes in facts, circumstances or applicable Law as may arise prior to the Closing. For purposes of clarification, the Section 338(h)(10) Adjustment shall not include any amount of additional Taxes of the Companies for any periods or portions of periods through and including the Closing Date.

                  (c) The draft Allocation Schedule shall be deemed acceptable to the Stockholders if not objected to by the Stockholder Representative within 30 days following receipt of such Allocation Schedule. Neither the Stockholders nor the Stockholder Representative shall have any right to object to Buyer's calculation of the Section 338(h)(10) Adjustment, except solely in the event and on the basis of any changes in facts, circumstances or applicable Law arising prior to the Closing and not existing on the date of this Agreement, and then only if such changes would cause the Section 338(h)(10) Adjustment to be an amount other than zero as contemplated pursuant to Section 7.1(b) above. In any event, the Section 338(h)(10) Adjustment calculation shall be deemed acceptable to the Stockholders if not objected to by the Stockholder Representative within 30 days following receipt of such Section 338(h)(10) Adjustment calculation. Any objection to the manner or amount of the proposed allocation or adjustment, as applicable and only as permitted herein, shall be made in writing and shall state the determination of the Stockholder Representative or the Stockholders' Accountants of the Allocation Schedule or the Section 338(h)(10) Adjustment calculation, as applicable (including, in the case of any objection to the amount of the Section 338(h)(10) Adjustment, a concise statement of the changes in facts, circumstances or applicable Law arising prior to the Closing and not existing on the date of this Agreement).

                  (d) In the event of an objection to either (i) the proposed Allocation Schedule or (ii) the Section 338(h)(10) Adjustment (but only as permitted herein), the Stockholder Representative and Buyer shall negotiate in good faith regarding such allocation or such adjustment, as applicable, with a view to determining a final Allocation Schedule or Section 338(h)(10) Adjustment, as applicable, as soon as practicable. Any dispute not resolved in good faith by mutual agreement within 15 days following receipt of the written objection of the Stockholder Representative shall be resolved by the Independent Accountants. The Independent Accountants shall deliver a final and binding Allocation Schedule or Section 338(h)(10) Adjustment, as applicable, to Buyer and the Stockholders within 30 days of having the dispute referred to them pursuant to such procedures as they may require.

                  (e) With respect to any dispute as to the proposed Allocation Schedule, the fees and expenses for the services of the Independent Accountants shall be borne equally by Buyer and the Stockholders. With respect to any dispute as to the Section 338(h)(10) Adjustment, the fees and expenses for the services of the Independent Accountants shall be shared by Buyer and the Stockholder Representative as follows: the Stockholder Representative shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between the Section 338(h)(10) Adjustment as finally determined by the Independent Accountants and the Section 338(h)(10) Adjustment as reflected in the objection prepared and delivered by the Stockholder Representative in accordance with this Section, and B is equal to the absolute value of the difference (in dollars) between the Section 338(h)(10) Adjustment as finally determined by the Independent Accountants and the Section 338(h)(10) Adjustment as reflected in the report prepared and delivered by Buyer in accordance with this Section.

                  (f) The parties shall report any deemed sale of assets of the Companies pursuant to any Election in a manner consistent with the Allocation Schedule. To the extent that disclosures of the Allocation Schedule are required to be made by the parties to the IRS under the provisions of the Internal Revenue Code, Buyer and the Stockholders shall disclose such reports to the other prior to filing with the IRS.

                  (g) If Buyer elects to make an Election with respect to one or more of the Companies, Buyer shall pay to the Stockholder Representative, on behalf of the Stockholders, the amount of any Section 338(h)(10) Adjustment, as finally determined in accordance with this Section 7.1, by April 1, 2003. In the event that a subsequent final determination of any court or Taxing Authority (e.g., as a result of a reallocation of the purchase price among the assets) causes a Section 338(h)(10) Adjustment or causes the Section 338(h)(10) Adjustment to be greater than the amount (if any) of any Section 338(h)(10) Adjustment originally determined, Buyer shall immediately pay additional amounts to the Stockholder Representative (including (i) any interest and penalties arising in connection with such Section 338(h)(10) Adjustment and (ii) any taxes resulting from such payments) to take into account the revision to the calculation of the Section 338(h)(10) Adjustment as a result of such proceeding. Buyer and the Stockholder Representative shall promptly notify each other of any investigation or audits that could result in any additional payments hereunder and shall cooperate in any proceedings relating to such investigation or audits.

                  (h) In the event it is later finally determined by any court or Taxing Authority that the Election was invalid due to a failure of any of the Companies to qualify as an S corporation, the Stockholders shall immediately repay to Buyer the full amount of the Section 338(h)(10) Adjustment payments received with respect to such Company.

         7.2      Tax Returns; Liability for Taxes.

                  (a) The Stockholders shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Companies for all taxable periods ending on or before the Closing Date and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Companies. The Stockholders shall submit all such Tax Returns to Buyer for review at least 30 Business Days prior to filing and shall not file such Tax Returns without Buyer's consent, which consent shall not be unreasonably withheld. The Stockholders shall pay, when due, (i) all Taxes of the Companies for all taxable periods which end on or before the Closing Date; and (ii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period"), all Taxes of the Companies attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-closing Period"). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-closing Period shall be (i) in the case of a Tax that is not based on net income, gross income or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on net income, gross income or gross receipts, the Tax that would be due with respect to the Pre-closing Period if such Pre-closing Period were a separate taxable period, subject to the last sentence of this subsection (a). For purposes hereof, all Taxes arising from the transactions hereunder, excluding any Taxes to the Companies resulting from any Election, shall be deemed to be Taxes attributable to the Pre-closing Period and shall be the responsibility of the Stockholders. All determinations necessary to give effect to the foregoing allocations of Tax shall be made in a manner consistent with the prior practice of the Companies to the extent permissible under applicable Law. For purposes of determining federal and state income and franchise Taxes for the short taxable year (under subchapter S of the Internal Revenue Code) of Well Care HMO, CHM and HealthEase ending the day prior to the Closing Date, the Stockholders shall duly elect under Section 1362(e)(3) of the Internal Revenue Code (and any corresponding provisions of state law) to utilize the closing-of-the-books method of determining the taxable items for the subject entity for the Pre-closing Period.

                  (b) Buyer shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of the Companies relating to taxable periods ending after the Closing Date and, except as provided in subsection (a) hereof, shall pay or cause the Companies to pay (i) all Taxes of the Companies for any taxable period commencing on or after the Closing Date,
(ii) all Taxes of the Companies for any Straddle Period other than Taxes attributable to the Pre-closing Period and (iii) any Taxes on built-in gains arising under Section 1374 of the Code or comparable provisions of state law imposed upon Well Care HMO or upon the stockholders with respect to Well Care HMO as a result of any Election. The Stockholders shall pay to Buyer the amount of any Taxes of the Companies attributable to the Pre-closing Period of any Straddle Period, other than Taxes arising to the Companies directly or indirectly from the Election, by the due date of any Tax Returns required to be filed by Buyer with respect to any Straddle Period.

                  (c) The Stockholders will, upon the request of Buyer, cause Comprehensive LLC to make an election under Section 754 of the Internal Revenue Code (and any corresponding provision of any pertinent state or local Tax law), if not already in effect, with respect to the transfer of the interests in Comprehensive LLC contemplated hereby.

         7.3 Termination of Tax Sharing Agreements. The Stockholders hereby agree and covenant that none of the Companies has or will have any obligations to another party pursuant to any tax sharing agreement or any similar arrangement in effect at any time before or on the

Closing Date, and any further obligation that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

         7.4 Conduct of Audits and Other Procedural Matters. Buyer shall have the right to control any audit or examination by any Taxing Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (collectively with any audits or examinations, "Tax Proceedings") for all taxable periods of the Companies. The Stockholders shall have the right (but not the duty) to participate in any Tax Proceedings with respect to taxable periods for which the Stockholders are charged with the payment of the Taxes of the Companies, and to employ counsel, at their own expense, separate from the counsel employed by Buyer. Buyer and the Stockholders shall cooperate in the defense or prosecution of any Tax Proceeding. Buyer shall promptly forward to the Stockholders all written notifications and other written communications, including (if available) the original envelope showing any postmark, sent to any Taxing Authority by Buyer or any of the Companies or received by Buyer or any of the Companies from any Taxing Authority relating to any liability for Taxes for any taxable period for which the Stockholders are charged with the payment of Taxes of the Companies. Buyer and the Stockholders agree to retain or cause to be retained all books and records pertinent to the Companies until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Buyer agrees to give the Stockholder Representative reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the Stockholder Representative so requests, Buyer shall allow the Stockholder Representative to take possession of such books and records. Buyer shall not enter into any closing agreement or final settlement with any Taxing Authority with respect to any such liability without the written consent of the Stockholders, which consent shall not be unreasonably withheld. The Stockholders shall reimburse Buyer for all costs, including legal costs, of conducting such Tax Proceedings relating to periods or portions of taxable periods prior to the Closing Date. The Stockholders shall execute or cause to be executed any powers of attorney or other documents reasonably requested by Buyer to enable Buyer to take any and all actions it reasonably needs to take with respect to any Tax Proceedings.

         7.5 FIRPTA Compliance. On or prior to the Closing Date, each Company shall deliver to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         7.6 Other Tax Covenants. Except as specifically contemplated in this Agreement, Buyer shall not cause or permit any of the Companies to (a) take any action on the Closing Date other than in the ordinary course of business, including but not limited to the sale or distribution of property of any of the Companies as a dividend or the effectuation of any redemption using property of any of the Companies, that could give rise to any increase in the taxable income or decrease in the taxable loss of the Stockholders for the Pre-closing period,
(b) make any election or deemed election under Section 338 of the Internal Revenue Code (other than Section 338(h)(10) of the Internal Revenue Code and any resulting deemed election by virtue thereof), or (c) make or change any tax election for a Pre-closing period, amend any Tax Return for a Pre-closing period or take any tax position with respect to a Pre-closing period that results in any increased Tax liability or reduction of any Tax asset of the Stockholders in respect of any Pre-closing tax period other than in accordance with the procedures under Section 7.4 or as required by any Tax authority. Buyer agrees that the Stockholders shall not have any liability for any tax to the Companies resulting from any of the foregoing impermissible actions of Buyer, the Companies or any Affiliate of Buyer and agrees to indemnify and hold harmless the Stockholders from and against any Tax liabilities to them from any such impermissible actions. Except as specifically contemplated in this Agreement, the Stockholders shall not cause or permit the Company to make or change any tax election, amend any tax Return or take any tax position or any action that results in any increased Tax liability or reduction of any Tax asset of any of the Companies.

                                   ARTICLE 8
                          CONDITIONS TO THE ACQUISITION

         8.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a) HSR Approval. Any waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or been terminated.

                  (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; no Governmental or Regulatory Authority shall have notified such party that such Governmental or Regulatory Authority intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition.

         8.2 Additional Conditions to Obligations of the Stockholders and the Companies. The obligations of the Stockholders and the Companies to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Stockholder Representative:

                  (a) Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date and except for any changes specifically contemplated or permitted by this Agreement), and the representations and warranties made as of a specified date earlier than the Closing Date shall also be true and correct in all material respects as of such earlier date; provided, however, that in the case of any representation or warranty that is already qualified by materiality (whether by means of the use of the term "material" or a variation thereof, or the use of a minimum dollar threshold), such materiality qualifiers shall not be taken into account in determining whether the conditions set forth in this Section 8.2(a) have been satisfied.

                  (b) Performance. Buyer shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer on or before the Closing Date.

                  (c) Officers' Certificate. Buyer shall have delivered to the Stockholders (i) a certificate, dated the Closing Date and executed by its President and Chief Executive Officer, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled and (ii) a certificate attaching (A) copies of the certificate of incorporation and bylaws of Buyer as in effect immediately prior to the Closing Date, (B) copies of resolutions adopted by Buyer's board of directors authorizing the transactions contemplated by this Agreement and (C) a certificate of good standing of Buyer issued by the Secretary of State of the State of Delaware as of a date not more than ten days prior to the Closing Date, certified in the case of (A) and (B) as of the Closing Date by the Secretary of Buyer as being true, correct and complete.

                  (d) Legal Opinion. The Stockholders shall have received a legal opinion from Brobeck, Phleger & Harrison LLP, corporate counsel to Buyer, in the form attached as Exhibit K.

                  (e) Acquisition of WCMG. Buyer shall have consummated the acquisition of all of the outstanding capital stock of WCMG (other than any shares of such capital stock, not to exceed 10% of the total number of shares of such outstanding capital stock, the holders of which shall have delivered timely written notice of their intent to demand payment as a dissenting shareholder for such shares) pursuant to the terms of the WCMG Acquisition Agreement.

                  (f) Investor Rights Agreement. Buyer shall have executed and delivered to the Stockholders the Investor Rights Agreement.

                  (g) Consulting Agreements. Buyer (or a Subsidiary thereof) shall have executed and delivered to each of the persons listed on
Schedule 6.14 a Consulting Agreement.

                  (h) Employment Agreement. Buyer (or a Subsidiary thereof) shall have executed and delivered to Rupesh Shah the Employment Agreement.

                  (i) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained without the imposition of any conditions or requirements which are materially adverse to the Stockholders or the Companies.

                  (j) Comprehensive LLC. Comprehensive LLC shall fail to be treated as a valid guarantying organization under Section 409.912(14) of the Florida Statutes with respect to any Medicaid Contract held by Well Care HMO or HealthEase (other than as a result of any willful action taken by any of the Companies or Stockholders).

                  (k) Warrant Agreement. Buyer shall have executed and delivered to the Stockholder Representative the Warrant Agreement.

                  (l) Pledge Agreement. Buyer shall have executed and delivered to the Stockholder Representative the Pledge Agreement.

         8.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

                  (a) Representations and Warranties. The representations and warranties made by the Companies and the Stockholders in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date and except for any changes specifically contemplated or permitted by this Agreement) and the representations and warranties made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects on and as of such earlier date; provided, however, that in the case of any representation or warranty that is already qualified by materiality (whether by means of the use of the term "material" or a variation thereof, or the use of a minimum dollar threshold), such materiality qualifiers shall not be taken into account in determining whether the conditions set forth in this Section 8.3(a) have been satisfied.

                  (b) Performance. The Companies and the Stockholders shall have respectively performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by them on or before the Closing Date.

                  (c) Officers' Certificates. Each Company shall have delivered to Buyer (i) a certificate, dated the Closing Date and executed by the President and Chief Executive Officer of such Company, certifying that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(i) have been fulfilled and (ii) a certificate attaching (A) copies of the articles of incorporation and by-laws (or comparable organizational documents) of such Company as in effect immediately prior to the Closing Date, (B) copies of resolutions adopted by such Company's board of directors and stockholders (or, in the case of Comprehensive LLC, its members and managers) authorizing the transactions contemplated by this Agreement and (C) a certificate of good standing of such Company issued by the Secretary of State of the State of Florida as of a date not more than ten days prior to the Closing Date, certified in the case of (A) and (B) as of the Closing Date by the Secretary of such Company as being true, correct and complete.

                  (d) Consents. Buyer shall have been furnished with evidence reasonably satisfactory to them of the written Approval of those Persons whose Approval is required in connection with the Acquisition under any Contract listed on Schedule 2.6.

                  (e) Regulatory Approvals. There shall not have been any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement which would permit consummation of the Acquisition only (i) if material divestitures were made, (ii) if Buyer were to agree to material limitations on the business activities or operations of Buyer or the Companies or (iii) upon satisfaction of any other condition or requirement, the effect of which, either individually or in the aggregate, in the reasonable opinion of Buyer, would materially adversely effect the business or operations of Buyer or the Companies or the consummation of the transactions contemplated by this Agreement.

                  (f) Corporate Legal Opinion. Buyer shall have received a legal opinion from Foley & Lardner, corporate counsel to the Companies, in the form attached as Exhibit L.

                  (g) Ancillary Agreements. Each of the Stockholders shall have executed and delivered to Buyer the Stock Restriction Agreement and the Investor Rights Agreement, each of the persons listed in Section 6.14 shall have executed and delivered to Buyer a Consulting Agreement, Rupesh Shah shall have executed and delivered to Buyer the Employment Agreement, each of the persons listed in Section 6.20 shall have executed and delivered to Buyer a Non-Competition Agreement, Hitash P. Adhia shall have executed and delivered to Buyer the Confidentiality Agreement, and each of the Stockholders who is to become a member of Parent shall have executed and delivered to Buyer the LLC Agreement (or a Joinder Agreement with respect thereto).

                  (h) No Material Adverse Change. There shall have occurred no Material Adverse Change.

                  (i) Acquisition of WCMG. Buyer shall have consummated the acquisition of all of the outstanding capital stock of WCMG (other than any shares of such capital stock, not to exceed 10% of the total number of shares of such outstanding capital stock, the holders of which shall have delivered timely written notice of their intent to demand payment as a dissenting shareholder for such shares), pursuant to the terms of the WCMG Acquisition Agreement.

                  (j) 401(k) Plan Matters. Each Company shall have provided to Buyer (i) executed resolutions of the Board of Directors of such Company (or, in the case of Comprehensive LLC, of its managers and members) terminating their participation in the CHMI 401(k) Plan, and providing that Statcare, Inc. shall become the plan sponsor of the CHMI 401(k) Plan, in each case effective at or prior to the Closing, and (ii) copies of all Form 5500 reports required to be filed pursuant to Section 6.25, and evidence satisfactory to Buyer that such reports shall have been duly filed and all applicable penalty amounts shall have been paid.

                  (k) Release of Claims. Each Stockholder shall have executed and delivered to Buyer a Stockholder Release.

                  (l) Resignations. Buyer shall have received each of the resignations described in Section 6.16.

                  (m) Minimum Capital Requirements. The Estimated Closing Date Balance Sheets delivered by the Stockholders shall satisfy the Minimum Capital Requirements.

                  (n) Release of Liens. Buyer shall have received the UCC-3 termination statements and other documentation referred to in Section 6.23.

                  (o) Insurance Policies. Buyer shall have received evidence satisfactory to it that the covenants set forth in Section 6.24 shall have been complied with.

                  (p) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated hereby shall have been obtained without the imposition of any conditions or requirements which are materially adverse to Buyer.

                  (q) Forms 8023. The Stockholders shall have duly executed and delivered to Buyer an IRS Form 8023 and any corresponding state tax forms with respect to each of the Companies for which an Election may be made, which forms shall be completed and utilized by Buyer in making any Election pursuant and subject to the procedures set forth in this Agreement.

                  (r) Warrant Agreement. The Stockholders shall have duly executed and delivered to Buyer the Warrant Agreement.

                  (s) Bay Area. Bay Area Primary Care, Inc. and Bay Area MultiSpecialty of Tampa, Inc. shall have executed and delivered the agreements described in the last sentence of Section 6.17.

                                   ARTICLE 9
                                INDEMNIFICATION

         9.1 Survival. Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of the Companies (whether pursuant to
Section 6.1 or otherwise) or any waiver by Buyer, the Stockholders or the Companies of any condition to Closing set forth in Article 8, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any instrument delivered pursuant to this Agreement. Each of the representations and warranties made by the Companies in this Agreement shall expire at the Closing; provided, however, each of such representations and warranties made jointly and severally by the Stockholders shall survive and continue as provided herein. Each of the representations and warranties made by the Stockholders (including those made jointly and severally with the Companies) and Buyer in this Agreement, other than those in Sections 2.3 [Capitalization], 2.14 [Tax], 2.19 [Permits], 2.23 [Government Healthcare Matters], 2.24 [Subscriber Agreements], 2.36 [Environmental Matters] and 4.3 [Capitalization] (such representations and warranties, the "Special Representations") or in any instrument delivered pursuant to this Agreement shall survive the Acquisition and continue until the third anniversary of the Closing Date (the "General Expiration Date"). The Special Representations shall survive the Acquisition and continue until the fifth anniversary of the Closing Date (the "Special Expiration Date"). No claim by any Indemnified Party for the recovery of Indemnifiable Losses with respect to (a) any of the representations or warranties in this Agreement may be asserted after the General Expiration Date or the Special Expiration Date, as applicable, (b) any of the matters specified in clauses (iii) (other than any claim, cause of action, Action or Proceeding of any Governmental or Regulatory Authority) or (iv) of Section 9.2(a) may be asserted after the General Expiration Date and (c) any of the matters specified in clauses (iii) (other than any claim, cause of action, Action or Proceeding of any third party that is not a Governmental or Regulatory Authority) or (v) of Section 9.2(a) or clause
(iii) of Section

9.2(b) may be asserted after the Special Expiration Date; provided, however, that claims for Indemnifiable Losses first asserted prior to the applicable date shall not thereafter be barred. Notwithstanding the foregoing General Expiration Date or Special Expiration Date, (i) no representation or warranty made under this Agreement shall survive any earlier date that the Senior Subordinated Note is fully paid, satisfied and canceled and (ii) no claim by any Indemnified Party for the recovery of Indemnifiable Losses with respect to any of the matters specified in clauses (i), (iii), (iv) and (v) of Section 9.2(a) or in clauses
(i) or (iii) of Section 9.2(b) may be asserted after the Senior Subordinated
Note is fully paid, satisfied and canceled.

         9.2      Indemnification.

                  (a) The Stockholders shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a "Buyer Indemnified Party"), jointly and severally, from and against any and all Liabilities, losses, damages (excluding special and consequential damages, other than any such damages awarded to any third party in connection with Liabilities asserted against any Indemnified Party), claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) (collectively, "Indemnifiable Losses") suffered or incurred by a Buyer Indemnified Party (including, without limitation, any Actions or Proceedings brought or otherwise initiated by any of them), arising out of or resulting from (i) the inaccuracy of any representation or warranty made by any of the Stockholders or the Companies, whether jointly or individually and contained herein or in any exhibit or schedule attached hereto or in any Ancillary Agreement, (ii) the breach of any covenant or agreement by the Stockholders or the Companies, whether jointly or individually and contained herein or in any exhibit or schedule attached hereto or in any Ancillary Agreement, (iii) any claim, cause of action, Action or Proceeding of any third party (including, without limitation, any Governmental or Regulatory Authority) to the extent arising out of any action, inaction, fact, event, circumstance, condition, liability or obligation of any Company or any Stockholder occurring or existing prior to the Closing, except for liabilities and obligations reflected on the Interim Financial Statements and employee payroll obligations, and other accounts payable incurred in the ordinary course of business after the Interim Financial Statement Date, (iv) the failure by any of the Companies prior to the Closing to comply with any applicable Laws, including all Laws promulgated by any Governmental or Regulatory Authority, (v) any Taxes of any of the Companies for any taxable periods which end on or prior to the Closing Date, or attributable to any Pre-closing Period, or (vi) any dispute among the Stockholders, including, without limitation, any dispute relating to the allocation of the Purchase Price among the Stockholders or the conduct of the Stockholder Representative; provided, however, that the Stockholders shall have no liability for (x) the payment of any loss attributable to or resulting from any action of Buyer that is not permitted under Section 7.6(a)-(c), including, but not limited to, an election made or deemed made by Buyer under Section 338 of the Internal Revenue Code or any comparable provision of state law that is not permitted under Section 7.6 (for purposes of clarification, an election under Section 338(h)(10) of the Internal Revenue Code and comparable provisions of state law with respect to the Companies is permitted under Section 7.6) and
(y) any Taxes on built-in gain arising under Section 1374 of the Internal Revenue Code or comparable provisions of state law imposed upon Well Care HMO; and provided, further, that, except with the Stockholder Representative's consent, the Stockholders shall have no liability for any Tax the payment of which was made without compliance with the terms of Section 7.4 to the extent applicable. Notwithstanding the foregoing, no Buyer Indemnified Party shall be entitled to indemnification on account of any Indemnifiable Losses arising out of or relating to (A) the failure or invalidity of the Election, other than by reason of the breach of a covenant, representation or warranty by any of the Companies or the Stockholders hereunder (not including the representation set forth in Section 2.14(p)) or (B) the matters specified in clauses (i), (iii) or
(iv) of the previous sentence unless and until the aggregate of all such Indemnifiable Losses exceeds $575,000 (the "Buyer Indemnification Threshold"), in which case the Buyer Indemnified Parties shall be entitled to the full amount of all Indemnifiable Losses hereunder. The Buyer Indemnification Threshold shall not be applicable to, and the Buyer Indemnified Parties shall be entitled to indemnification on account of any and all Indemnifiable Losses arising out of or relating to, the matters specified in clauses (ii), (v) and (vi) of the first sentence of this Section 9.2(a). For purposes of this Section, in the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the entire Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and gross receipts, sales or use Tax be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations of Tax shall be made in a manner consistent with the prior practice of the Companies.

                  (b) The Buyer shall indemnify and hold harmless each Stockholder and each of their respective Affiliates, agents, successors and assigns (each, a "Seller Indemnified Party") from and against any and all Indemnifiable Losses arising out of or resulting from (i) the inaccuracy of any representation or warranty made by Buyer, whether contained herein or in any agreement, exhibit or schedule attached hereto or in any Ancillary Agreement,
(ii) the breach of any covenant or agreement by Buyer, whether contained herein or in any agreement, exhibit or schedule attached hereto or in any Ancillary Agreement, or (iii) any Taxes of any of the Companies for any taxable period commencing after the Closing Date, or for any Straddle Period (other than Taxes attributable to the Pre-closing Period). Notwithstanding the foregoing, no Seller Indemnified Party shall be entitled to indemnification on account of any Indemnifiable Losses arising out of or relating to the matters specified in clause (i) of the previous sentence unless and until the aggregate of all such Indemnifiable Losses exceeds $575,000 (the "Seller Indemnification Threshold"), in which case the Seller Indemnified Parties shall be entitled to the full amount of all Indemnifiable Losses hereunder. The Seller Indemnification Threshold shall not be applicable to, and the Seller Indemnified Parties shall be entitled to indemnification on account of any and all Indemnifiable Losses arising out of or relating to, the matters specified in clauses (ii) and (iii) of the first sentence of this Section 9.2(b).

                  (c) The indemnification obligation of an Indemnifying Party shall be adjusted upward or downward so as to give effect to any net increase or reduction in federal, state, local or foreign income or franchise tax liability actually realized at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of the Indemnifiable Losses with respect to which indemnification is sought hereunder.

                  (d) The obligation of any Indemnifying Party to indemnify any Indemnified Party on account of any Indemnifiable Losses shall be reduced by the full amount of any insurance proceeds actually collected by the Indemnified Party with respect to such Indemnifiable Losses or the underlying facts relating to such Indemnifiable Losses; provided, however, that any such amount credited to an Indemnifying Party shall not count against the Buyer Indemnification Cap or the Stockholder Indemnification Cap in determining whether the Buyer Indemnification Cap or the Stockholder Indemnification Cap, as applicable, has been met. The Indemnified Party shall either (i) in good faith and with reasonable diligence seek any such insurance proceeds which may be available to it with respect to any Indemnifiable Losses or (ii) assign to the Indemnifying Party the right to seek such insurance proceeds.

                  (e) Any Buyer Indemnified Party or Seller Indemnified Party (as applicable, an "Indemnified Party") shall give the indemnifying party hereunder (the Stockholders or Buyer, as applicable, an "Indemnifying Party") notice of any matter with respect to which an Indemnified Party determines to seek indemnification under this Agreement, stating the amount of the Indemnifiable Loss, if known, and method of computation thereof. The obligations and liabilities of any Indemnifying Party under this Article 9 with respect to Indemnifiable Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 9 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Indemnified Party, which approval shall not be unreasonably withheld, if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that if (i) there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (ii) the Indemnifying Party shall not have engaged counsel reasonably satisfactory to the Indemnified Party within a reasonable time after notice of the commencement of the Third Party Claim, or shall otherwise fail to actively and in good faith defend against such Third Party Claim, or (iii) such Third Party Claim involves remedies or disputes other than claims for monetary damages, or (iv) would impair ongoing business relationships with any material provider or with any Governmental or Regulatory Authority, then the Indemnified Party shall be entitled to retain and control the defense of such Third Party Claim, using counsel of its own choice, in each jurisdiction for which the Indemnified Party determines counsel is required, at the sole cost and expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall make reasonable efforts to cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent

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

records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall make reasonable efforts to cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, pertinent records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No such Third Party Claim may be settled by any Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement (i) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liabilities in respect of such Third Party Claim, (ii) does not impose any obligations of any kind upon the Indemnified Party and (iii) does not otherwise impair ongoing business relationships with any material provider or Governmental or Regulatory Authority of the Indemnified Party. In the event of any claim by an Indemnified Party for an Indemnifiable Loss that does not involve a Third Party Claim, if the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                  (f) Buyer's exclusive source of recovery of amounts due on account of any Indemnifiable Losses shall be the Senior Subordinated Note, the principal amount of which shall be decreased as provided therein by the amount of any such Indemnifiable Losses, and as a result of such decrease, the Stockholders shall be deemed to have satisfied their indemnification obligations under this Article 9 with respect thereto in full and shall have no further liability with respect thereto; provided, however, that in no event shall the total amount of Indemnifiable Losses for which the Stockholders shall be liable under this Agreement exceed $37,000,000 (the "Stockholder Indemnification Cap"); and provided, further, that in the event of (i) Indemnifiable Losses that are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from any fraudulent acts of any Company or Stockholder, (ii) any breach of subsections (a) through (f) of Section 2.3, the first two sentences of
Section 3.1 or Section 3.2, (iii) any breach by any Company or Stockholder of any of the covenants or agreements contained herein, or (iv) Indemnifiable Losses arising out of or relating to the matters specified in clauses (v) or
(vi) of the first sentence of Section 9.2(a), Buyer shall not be limited as to source or amount of recovery, and shall be entitled to seek all other remedies available under Law or equity.

                  (g) The Stockholders' exclusive source of recovery of amounts due on account of any Indemnifiable Losses shall be the Senior Subordinated Note, the principal amount of which shall be increased as provided therein by the amount of any such Indemnifiable Losses, and as a result of such increase, Buyer shall be deemed to have satisfied its indemnification obligations under this Article 9 with respect thereto in full and shall have no further liability with respect thereto; provided, however, that in no event shall the total amount of Indemnifiable Losses for which Buyer shall be liable under this Agreement exceed $37,000,000 (the "Buyer Indemnification Cap"); and provided, further, that in the event of (i) Indemnifiable Losses that

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

are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from any fraudulent acts of Buyer or (ii) any breach of either of the first two sentences of Section 4.1, Section 4.2(a) or
Section 4.3 (iii) any breach by Buyer of any of the covenants or agreements contained herein, or (iv) Indemnifiable Losses arising out of or relating to the matters specified in clause (iii) of the first sentence of Section 9.2(b), the Stockholders shall not be limited as to source or amount of recovery, and shall be entitled to seek all other remedies available under Law or equity.

                  (h) Each of the Stockholders hereby waives any right to contribution or any similar rights it may have against any of the Companies arising out of the Stockholders' agreement to indemnify Buyer pursuant to this
Article 9.

                  (i) Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (other than the Consolidated Entities, any material provider or any Governmental or Regulatory Authority) in respect of the Indemnifiable Losses to which the payment relates.

                  (j) Each Indemnified Party shall use its commercially reasonable efforts to mitigate to the extent reasonably practicable the amount of any Indemnifiable Losses for which it is entitled to seek indemnification hereunder.

                                   ARTICLE 10
                        TERMINATION, AMENDMENT AND WAIVER

         10.1 Termination. Except as provided in Section 10.2 below, this Agreement may be terminated and the Acquisition cancelled at any time prior to the Closing Date:

                  (a) by mutual written agreement of Buyer and the Stockholder Representative;

                  (b) by Buyer or the Stockholders if: (i) the Closing Date has not occurred before 5:00 p.m. (Eastern Time) on October 31, 2002 (provided, however, that (A) the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date and (B) such date shall automatically be extended until December 31, 2002 in the event that any of the conditions set forth in Section 8.1(a), 8.2(i) or 8.3(p) shall not have been satisfied by October 31, 2002); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal; or (iv) any of the Approvals required to be obtained from any Governmental or Regulatory Authority to permit the consummation of the Acquisition as provided in Section 6.5 shall be denied, or shall be granted with conditions or requirements that are materially adverse to the terminating party, and any applicable periods to appeal such decision shall have expired (provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iv) shall not be available to any party whose willful failure

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

to fulfill any obligation hereunder has been the cause of, or resulted in, the failure to obtain such Approval);

                  (c) by Buyer if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit Buyer's ownership or operation of all or any material portion of the business of the Companies, (ii) compel Buyer to dispose of or hold separate all or any portion of the Assets and Properties of the Companies as a result of the Acquisition, or (iii) prevent or impair Buyer's ability to operate the Companies in a manner substantially similar to the operations of the Companies prior to the date of this Agreement;

                  (d) by Buyer if (i) any representation or warranty of the Stockholders is not true and correct in any material respect either on the date of this Agreement or at the Closing, such that the conditions set forth in clauses (a) or (h) of Section 8.3 would not be satisfied, and, if such breach of a representation or warranty is capable of being cured, such breach shall not have been fully cured within 15 days following delivery by Buyer to the Stockholder Representative of written notice of such breach, or (ii) the Stockholder or the Companies shall not have complied in full with any covenant or agreement contained in this Agreement, and, if such failure to comply is capable of being cured, such non-compliance shall not have been fully cured within 15 days following delivery by Buyer to the Stockholder Representative of written notice of such non-compliance, or (iii) any Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of any Indebtedness under any applicable Laws; or

                  (e) by the Stockholders if (i) any representation or warranty of Buyer is not true and correct in any material respect either on the date of this Agreement or at the Closing, such that the conditions set forth in clause (a) of Section 8.2 would not be satisfied, and, if such breach of a representation or warranty is capable of being cured, such breach shall not have been fully cured within 15 days following delivery by the Stockholder Representative to Buyer of written notice of such breach, or (ii) Buyer shall not have complied in full with any covenant or agreement contained in this Agreement, and, if such failure to comply is capable of being cured, such non-compliance shall not have been fully cured within 15 days following delivery by the Stockholder Representative to Buyer of written notice of such non-compliance, or (iii) Buyer makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Buyer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of any Indebtedness under any applicable Laws.

         10.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Stockholders, Buyer, or any Company, or their respective officers, directors, managers, members, stockholders or Affiliates or Associates; provided, however, that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for any breaches of this Agreement prior to its termination (except that no party shall have any liability or responsibility for any consequential damages that may be alleged under this Agreement); and provided, further, that the provisions of

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

Sections 6.2, 6.3, Section 10.2 and Article 11, and the applicable definitions set forth in Article 12, of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

         11.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Buyer to:

              WellCare Acquisition Company
              67 East 11th Street, Suite 318
              New York, NY 10003
              Facsimile No.: (212) 388-1659
              Attn: Todd Farha, Chief Executive Officer

with a copy to:

              Brobeck, Phleger & Harrison LLP
              2100 Reston Parkway, Suite 203
              Reston, VA 20191
              Facsimile No.: (703) 621-3001
              Attn: Thaddeus Bereday, Esq.

If to the Companies (prior to the Closing) to:

              Well Care Companies
              6800 Dale Mabry, Suite 268
              Tampa, FL 33164
              Facsimile No.: (813) 290-6369
              Attn: Sandip Patel, Esq.

with a copy to:

              Foley & Lardner
              100 North Tampa Street, Suite 2700
              Tampa, FL 33602-5804
              Facsimile No.: (813) 221-4210
              Attn: Martin A. Traber, Esq.

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

If to the Stockholders to:

              Kiran C. Patel, M.D.
              11609 Carrolwood Dr.
              Tampa, FL
              Facsimile No.: (727) 535-6163

with copies to:

              Foley & Lardner
              100 North Tampa Street, Suite 2700
              Tampa, FL 33602-5804
              Facsimile No.: (813) 221-4210
              Attn: Martin A. Traber, Esq.

and to:

              Sandip I. Patel, Esq.
              2240 Belleair Road
              Suite 100
              Clearwater, FL 33764
              Facsimile No.: (727) 535-6163

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 11.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this
Section 11.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         11.2 Expenses. Regardless of whether the Closing occurs, the parties hereto shall pay their own Expenses except that (a) contemporaneously with the execution of this Agreement, the Companies shall pay to Buyer, by wire transfer of immediately available funds, the sum of $125,000, and (b) at or before the Closing, or if the Closing does not occur, upon the termination of this Agreement, the Companies shall pay to Buyer, by wire transfer of immediately available funds, an additional $90,000.

         11.3 Entire Agreement; Modification. This Agreement and the Exhibits and Schedules hereto, and each of the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement.

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

         11.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         11.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 9.

         11.6 No Assignment; Binding Effect. Subject to Section 1.1, neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         11.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         11.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         11.10 Jurisdiction; Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York, and each party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting

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

in the city of New York and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

         11.11 Waiver of Trial by Jury. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

         11.12 Interpretation. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction.

         11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         11.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                                   ARTICLE 12
                                   DEFINITIONS

         12.1 Definitions. As used in this Agreement, certain defined terms shall have the meanings set forth in Exhibit C and the following defined terms shall have the meanings set forth below:

         "Acquisition" has the meaning set forth in Recital A.

         "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation, audit or other proceeding, whether civil, criminal or administrative, in law or in equity, or commenced by or before any arbitrator or Governmental or Regulatory Authority.

         "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent (10%) or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each

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

managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

         "Agency Audits" means any audits and all other state or federal audits, recoupments and overpayment, false claim, fine or penalty actions, in each case including any threatened or preliminary reports, audits, recoupments and overpayment, false claim, fine or penalty actions, (i) covering any of the following, or any matter similar to any of the following: Medicare/Medicaid dual HMO enrollment, newborn eligibility payments, downward substitution of (nursing home) care, death audits (payments for deceased members), recipients enrolled in counties with no certificates of authority, recipients ineligible for HMO coverage, coordination of benefits, patient responsibility, deductible, dual payments to another provider, and non-compliance with the Medicaid or Medicare HMO/managed care contract or applicable Laws, including but not limited to non-compliance with quality assurance requirements, reporting requirements, emergency room and other claim payment requirements, marketing practices requirements, employee compensation requirements, member grievance requirements or similar matters, or (ii) conducted or threatened to be conducted by the CMS, the DOI or AHCA.

         "Agreement" means this Purchase Agreement, including (unless the context otherwise requires) the Exhibits and Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

         "AHCA" means the Agency for Health Care Administration of the State of Florida.

         "Allocation Schedule" has the meaning set forth in Section 7.1(c).

         "Ancillary Agreements" means the Senior Subordinated Note, the Pledge Agreement, the LLC Agreement, the Consulting Agreements, the Non-Competition Agreements, the Warrant Agreement, the Investor Rights Agreement and the Stockholder Releases.

         "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

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         "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

         "Audited Financial Statements" means the following financial statements, in each case, as audited by the Stockholders' Accountants: (a) with respect to Well Care HMO, the statements of admitted assets, liabilities and surplus - statutory basis as of December 31, 2001 and December 31, 2000, and the related statements of income - statutory basis, changes in surplus - statutory basis and cash flows - statutory basis for the years ended December 31, 2001 and December 31, 2000; (b) with respect to HealthEase, the statements of admitted assets, liabilities and surplus - statutory basis as of December 31, 2001 and December 31, 2000, and the related statements of income - statutory basis, statements of cash flows - statutory basis and changes in surplus - statutory basis for the years ended December 31, 2001 and December 31, 2000; and (c) with respect to CHM, the balance sheets as of December 31, 2001 and December 31, 2000, and the related statements of operations, changes in shareholders' equity and cash flow for the years ended December 31, 2001 and December 31, 2000.

         "Audited Financial Statement Date" means December 31, 2001.

         "Books and Records" means all files, documents, instruments, papers, books and records relating to the business or Assets and Properties of a Company, including financial statements, internal reports, Tax Returns and all related work papers, schedules, correspondence, auditor communications, actuarial worksheets or calculations, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files, claims data, medical management information and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

         "Business Combination" means, with respect to any Person, (a) any merger, consolidation, share exchange reorganization or other business combination transaction to which such Person is a party, (b) any sale, dividend, split or other issuance or disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with the covenants of this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a material or significant portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

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         "Buyer" has the meaning set forth in the forepart of this Agreement.

         "Buyer 401(k) Plan" has the meaning set forth in Section 6.9.

         "Buyer Indemnified Party" has the meaning set forth in Section 9.2.

         "Buyer Indemnification Cap" has the meaning set forth in Section 9.2.

         "Buyer Indemnification Threshold" has the meaning set forth in Section 9.2(b).

         "Buyer Representatives" has the meaning set forth in Section 6.1.

         "Buyer Shares" has the meaning set forth in Section 3.3.

         "Cash Consideration" has the meaning set forth in Section 1.2.

         "Cash Shortfall Amount" has the meaning set forth in Section 1.3(b).

         "CHM" has the meaning set forth in the forepart of this Agreement.

         "CHM Cash Amount" shall mean the amount of cash set forth on the Estimated Closing Date Balance Sheet for CHM.

         "CHM Common Stock" has the meaning set forth in Section 2.3.

         "CHM Working Capital Adjustment Amount" has the meaning set forth in
Section 1.3(b).

         "CHM Working Capital Amount" shall mean the positive or negative number calculated as (a) the estimated total current assets (determined in accordance with GAAP), as of the Closing Date, reflected on the Estimated Closing Date Balance Sheet for CHM reduced by (b) the estimated total current liabilities (determined in accordance with GAAP), as of the Closing Date, reflected on the Estimated Closing Date Balance Sheet for CHM; provided, however, that the Cash Shortfall Amount, if any, shall be added to the total current assets of CHM as of the Closing Date for purposes of calculating the CHM Working Capital Amount (and for no other purpose).

         "CHMI 401(k) Plan" has the meaning set forth in Section 6.9.

         "Closing" has the meaning set forth in Section 1.5.

         "Closing Date" has the meaning set forth in Section 1.5.

         "CMS" means the United States Center for Medicare and Medicaid
Services.

         "COBRA" has the meaning set forth in Section 2.18.

         "COBRA Coverage" has the meaning set forth in Section 6.26.

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         "Commercial Lines of Business" shall mean all commercial lines of business of Well Care HMO, whether large group, small group, individual or point of service but shall exclude all Medicare business.

         "Companies' Financials" means the Audited Financial Statements for each of the Companies, the Comprehensive LLC Financial Statements and the Interim Financial Statements.

         "Companies' GAAP Financials" has the meaning set forth in Section 2.8.

         "Companies' SAP Financials" has the meaning set forth in Section 2.8.

         "Companies' Intellectual Property" shall mean any Intellectual Property that (a) is owned by; (b) is licensed to; (c) was developed or created by or for any Company or (d) is used in or necessary for the conduct of the business of each Company as presently or heretofore conducted or as proposed to be conducted, including any Intellectual Property created by any of the Companies' founders, employees or consultants and including any Intellectual Property created by any of the Companies' founders prior to the creation of such Company.

         "Company" and "Companies" have the meanings ascribed to them in the forepart of this Agreement.

         "Company Acquisition" and "Company Acquisitions" shall have the meanings ascribed to them in Section 2.15 of this Agreement.

         "Company Plan" means a Plan maintained by a Company, or to which a Company contributes, for the benefit of its current or former employees.

         "Competing Proposed Transaction" has the meaning set forth in Section 6.4.

         "Comprehensive LLC" has the meaning set forth in the forepart of this Agreement.

         "Comprehensive LLC Financial Statements" means the financial statements of Comprehensive LLC for the years ended December 31, 2001 and December 31, 2000.

         "Comprehensive LLC Units" has the meaning set forth in Section 2.3.

         "Consulting Agreements" has the meaning set forth in Section 6.14.

         "Contract" means any contract, agreement, arrangement or understanding, whether oral or written.

         "Designated Contract" means any Contract of the following types:

                  (i) any distributor, sales, advertising, agency or manufacturer's representative Contract;

                  (ii) any continuing Contract for the purchase of materials, supplies, equipment or services involving more than $100,000 per annum;

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                  (iii)    any Contract with any officer, director, employee,
consultant, or Affiliate or Associate of the foregoing;

                  (iv) any Contract that expires, or may be renewed at the option of any person other than a Company so as to expire, more than one year after the date of this Agreement;

                  (v) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                  (vi) any Contract for capital expenditures in excess of $100,000 in the aggregate;

                  (vii) any Contract limiting the freedom of any Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure Contract;

                  (viii) any Contract pursuant to which a Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such Contract more than $50,000 per annum; or

                  (ix) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

         "DOI" means the Department of Insurance in the State of Florida.

         "Election" has the meaning set forth in Section 7.1(b).

         "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

         "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the CHM Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

         "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including without limitation the CHM, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

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

         "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

         "Equity Equivalents" means securities (including Options to purchase any shares of capital stock or limited liability company units) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock, limited liability company units or other securities either at the election of the holder thereof or otherwise.

         "Equity Security" or "Equity Securities" means all shares of capital stock of all classes, any and all limited liability company units, membership interests or other equity of any type and all Equity Equivalents.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any corporation or other entity that, along with any Company, constitutes a controlled group of business within the meaning of Section 4001(a)(14) of ERISA.

         "ERISA Affiliate Plan" means a Plan maintained by an ERISA Affiliate, other than a Company.

         "Estimated Closing Date Balance Sheet" and "Estimated Closing Date Balance Sheets" have the meanings set forth in Section 1.3.

         "Expenses" shall mean all out-of-pocket expenses (including, without limitation, reasonable attorneys fees and expenses, all fees and expenses of accountants, financial advisors, experts and consultants) incurred by any party hereto, or by any of their respective Affiliates or Associates, in connection with or related to the preparation, negotiation or execution of this Agreement, the performance of any obligations pursuant to this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the filing of any HSR Act notice or any other filings required to be filed by any Governmental or Regulatory Authority.

         "Final Purchase Price Adjustment" has the meaning set forth in Section 1.4.

         "FirstChoice" has the meaning set forth in Recital C.

         "Florida HMO Act" means the Florida Health Maintenance Organization Act, codified at Chapter 641 of the Florida Statutes, and any rules and regulations promulgated thereunder by the DOI, as from time to time may be amended.

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

         "General Expiration Date" has the meaning set forth in Section 9.1.

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

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any state thereof, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include all self regulatory organizations and insurance and health care authorities. The foregoing shall include, but not be limited to, the DOI, the AHCA, any Medicare or Medicaid authorities, the CMS and any other federal or state insurance, health care, or HMO regulatory body that regulates any of the Companies.

         "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law, (c) any biohazardous or biomedical waste, as such terms are defined by the Laws of the State of Florida and the United States, including Sections 381.0098, 381.0098(2)(a) and 395.1011 of the Florida Statutes or (d) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

         "HealthEase" has the meaning set forth in the forepart of this Agreement.

         "HealthEase Common Stock" has the meaning set forth in Section 2.3.

         "HLHZ" means Houlihan Lokey Howard and Zukin, financial advisor to the Companies.

         "HMO" means health maintenance organization.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Income Tax" means (a) any income, alternative or add-on minimum, gross income, gross receipts, franchise or profits tax, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group or any Contract.

         "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money evidenced by notes, bonds, debentures or similar instruments,
(b) for the deferred purchase price of goods or services (other than provider claims, rent payments and trade payables or accruals incurred in the ordinary course of business), (c) under capital leases and (d) in the nature of guarantees of the obligations described in clauses (a) through (c) above of any other Person.

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         "Indemnifiable Losses" has the meaning set forth in Section 9.2.

         "Indemnified Party" has the meaning set forth in Section 9.2.

         "Indemnifying Party" has the meaning set forth in Section 9.2.

         "Initial Principal Amount" has the meaning set forth in Section 1.2.

         "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

         "Inter-Company Notes" has the meaning set forth in Section 2.3.

         "Interim Financial Statements" means the unaudited consolidated balance sheet of the Companies as of March 31, 2002, and the related unaudited statement of operations and statement of cash flows for the three-month period ended on such date.

         "Interim Financial Statement Date" means March 31, 2002.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans, margin accounts and other investment or portfolio assets owned of record or beneficially by the Companies.

         "Investor Rights Agreement" has the meaning set forth in Section 6.20.

         "IRS" means the United States Internal Revenue Service or any successor entity.

         "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political

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

subdivision or of any Governmental or Regulatory Authority. "Law" and "Laws" shall include, but not be limited to, all Laws relating to (i) the licensure, certification, qualification or authority to transact business relating to the provision of and/or payment for health benefits and insurance, including but not limited to ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accounting Act of 1996 and Titles XVIII and XIX of the United States Code, (ii) all Laws relating to the regulation of HMOs, workers compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, certificates of need, third-party administrators, utilization review, coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, physician investment, fraud and abuse and patient referrals and (iii) all other Laws governing the corporate, business, financial or other activities of the Companies.

         "Lease Documents" has the meaning set forth in Section 2.20.

         "Leased Real Property(ies)" has the meaning set forth in Section 2.20.

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

         "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

         "LLC Agreement" has the meaning set forth in Section 6.20.

         "Material Adverse Change" means any circumstance, change in, or effect on any Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company is, or would be reasonably expected to be, materially adverse to the financial condition, business, operations, assets or Liabilities, key provider relationships, Governmental or Regulatory Authority relationships (as they currently exist), compliance with Laws, results of operations or the condition (financial or otherwise) of any Company. A Material Adverse Change shall occur, but not be limited to, the occurrence of the failure of Comprehensive LLC to be treated as a valid guarantying organization under Section 409.912(14) of the Florida Statutes with respect to any Medicaid Contract held by Well Care HMO or HealthEase.

         "Medicaid" means the applicable provision of Title XIX of the Social Security Act and the regulations promulgated thereunder and the state laws and regulations implementing the Medicaid program.

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         "Medicare" means the applicable provisions of Title XVIII of the Social
Security Act and the regulations promulgated thereunder.

         "Minimum Capital Requirements" has the meaning set forth in Section
1.3.

         "NAIC" means the National Association of Insurance Commissioners.

         "Non-Competition Agreement" has the meaning set forth in Section 6.20.

         "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Securities of such Person or any security of any kind convertible into or exchangeable or exercisable for Equity Securities or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of Equity Securities or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

         "Owned Real Property" has the meaning set forth in Section 2.20.

         "Parent" has the meaning ascribed to it in the forepart of this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

         "Permit" or "Permits" means any license, permit, franchise or authorization.

         "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Plan" mean (a) an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and (b) any similar employment, severance or other arrangement or policy (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

         "Pledge Agreement" has the meaning set forth in Section 6.28.

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         "Pre-closing Period" has the meaning set forth in Section 7.2(a).

         "PTO" means the United States Patent and Trademark Office.

         "Purchase Price" has the meaning set forth in Section 1.2.

         "Regulated Entities" means Well Care, HealthEase and, to the extent regulated, CHM and Comprehensive LLC.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

         "Relevant Group" has the meaning set forth in Section 2.14.

         "Representatives" has the meaning set forth in Section 6.4.

         "SAP" means with respect to any Company regulated as an HMO, statutory accounting principles as defined under Chapter 641 of the Florida Statutes, including but not limited to the accounting standards as codified by the NAIC.

         "SEC" means the Securities and Exchange Commission or any successor entity.

         "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed or required to be filed with the SEC by such Person pursuant to Section 13(a) of the Exchange Act.

         "Securities Act" has the meaning set forth in Section 1.9.

         "Seller Indemnified Party" has the meaning set forth in Section 9.2.

         "Seller Indemnification Cap" has the meaning set forth in Section 9.2.

         "Seller Indemnification Threshold" has the meaning set forth in Section 9.2(a).

         "Senior Subordinated Note" has the meaning set forth in Section 1.2.

         "Shares" means 5,275,312.5 shares of Well Care Common Stock, 1,000 shares of HealthEase Common Stock, 1,000 shares of CHM Common Stock, and Comprehensive LLC Units representing 100% of the membership interests in Comprehensive LLC.

         "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by any Company, any predecessors of such Company, or any entities previously owned by a Company, including all soil, subsoil, surface waters and groundwater.

         "Social Security Act" means the Social Security Act of the United States, as amended.

         "Special Expiration Date" has the meaning set forth in Section 9.1.

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         "Special Representations" has the meaning set forth in Section 9.1.

         "Statutory Surplus" means, with respect to any Regulated Entity, the amount of such Company's surplus determined in accordance with SAP, which amount is used to determine compliance with the minimum surplus requirements of Section
641.225 of the Florida Statutes.

         "Stock Restriction Agreement" has the meaning set forth in Section
6.20.

         "Stockholder" and "Stockholders" have the meanings ascribed to them in the forepart of this Agreement.

         "Stockholder Releases" has the meaning set forth in Section 6.13.

         "Stockholder Representative" has the meaning set forth in Section 1.6.

         "Stockholders' Accountants" shall mean Deloitte & Touche LLP.

         "Straddle Period" has the meaning set forth in Section 7.2.

         "Subsidiary" means any Person in which any Company or Buyer, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

         "Surplus Notes" has the meaning set forth in Section 2.3.

         "Takeover Statute" means a "fair price," "merger moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

         "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

         "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

         "Tax Laws" means the Internal Revenue Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

         "Tax Proceedings" has the meaning set forth in Section 7.4.

         "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

         "Third Party Claims" has the meaning set forth in Section 9.2(e).

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

         "Warrant" has the meaning set forth in Section 1.2.

         "WCMG" has the meaning set forth in Recital C.

         "WCMG Acquisition Agreement" means the Agreement and Plan of Merger of even date herewith entered into by and among Buyer, a wholly-owned subsidiary of Buyer and WCMG.

         "WCNY" has the meaning set forth in Recital C.

         "Well Care Common Stock" has the meaning set forth in Section 2.3.

         "Well Care HMO" has the meaning set forth in the forepart of this Agreement.

         12.2     Construction.

                  (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of a Company, (iv) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" and (v) the predicate of any noun or pronoun shall be the immediately preceding prior noun. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                  (b) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, "due inquiry" with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

                  (c) All references to "dollars" or "$" in this Agreement shall mean United States dollars.

                            [SIGNATURE PAGE FOLLOWS]

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

         IN WITNESS WHEREOF, Buyer, Parent, each Stockholder and each Company have executed this Agreement or caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

WellCare Acquisition Company                WellCare Holdings, LLC

By: /s/ Todd S. Farha                       By: /s/ Todd S. Farha
    -------------------------------------       --------------------------------
    Todd Farha                                  Todd Farha
    President and Chief Executive               President and Chief Executive
    Officer                                     Officer

                                  STOCKHOLDERS

   /s/ Kiran C. Patel                           /s/ Pallavi Patel
   --------------------------------------       --------------------------------
        Kiran C. Patel                               Pallavi Patel

   /s/ Pradip C. Patel                          /s/ Swati Patel
   --------------------------------------       --------------------------------
        Pradip C. Patel                              Swati Patel

   /s/ Rupesh Shah                              /s/ Nita Shah
   --------------------------------------       --------------------------------
         Rupesh Shah                                 Nita Shah

                                  THE COMPANIES

Well Care HMO, Inc.                          HealthEase of Florida, Inc.

By:  /s/ Rupesh Shah                         By:  /s/ Pradip C. Patel
     ------------------------------------         ------------------------------
Name:  Rupesh Shah                           Name:  Pradip C. Patel
Title: CEO                                   Title: President

Comprehensive Health Management, Inc.        Comprehensive Health Management of
                                             Florida, L.C.

By:  /s/ Rupesh Shah                         By:  /s/ Kiran C. Patel
     ------------------------------------         ------------------------------
Name:  Rupesh Shah                           Name:  Kiran C. Patel, M.D.
Title: CEO                                   Title: Manager

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